Exhibit 99.2

575 Lexington Avenue, New York, New York 10022
Tel: 212.906.9400 Fax: 212.935.5935
Appraisal of
Colony at Kenilworth
1 Bonrock Court
Towson, MD 21204

June 3, 2011
Mr. Trent Johnson
Vice President
Angeles Realty Corporation II
4582 S. Ulster St., Suite 1100
Denver, CO 80237

Re:	Appraisal of Colony at Kenilworth Apartments 1 Bonrock Court Towson, MD 21204 KTR No. 11-1-00132
Dear Mr. Johnson:
KTR Real Estate Advisors LLC (“KTR”) has completed a self contained appraisal of the above-referenced property as requested by our May 18, 2011 engagement letter. The purpose of this assignment is to estimate the Market Value of the Leased Fee Interest in the subject property as of June 1, 2011. The property was inspected by a staff member of KTR on March 4, 2011. The report has been prepared for Fox Partners VIII for client’s use in asset valuation and financial reporting purposes.
Situated as noted above, the subject property consists of a 22.62-acre site improved with a 383-unit, garden-style apartment complex. The subject was developed in 1967 and contains 342,376 square feet of rentable area. The property is operating at stabilized occupancy and is in good physical condition. The subject property is more fully described, legally and physically, within the attached report.
Based on the analysis contained in the attached report, the Market Value of the Leased Fee Interest in the subject property, as of June 1, 2011 is:
THIRTY NINE MILLION DOLLARS
($39,000,000)
The attached report, in its entirety, including all assumptions and limiting conditions, which is an integral part of, and inseparable from, this transmittal letter, contains the data, information, analyses and calculations upon which the value conclusion indicated herein are based. The report was prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as set forth by the Appraisal Foundation and in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.
575 Lexington Avenue, New York, NY 10022
T tel 212.906.9400 • fax 212.935.5935

Angles Realty Corporation II Colony at Kenilworth June 3, 2011 Page 2
It has been a pleasure to be of service to you. Please do not hesitate to call with any questions you may have regarding our assumptions, analyses or conclusions.
Respectfully submitted,
KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, MAI, ASA	By:	Thomas J. Tener
	Managing Partner		Managing Partner

By:	Phillip Brandt
Associate

Colony at Kenilworth Towson, MD	June 3, 2011 Page i

INTRODUCTION

Title Page
Letter of Transmittal
Table of Contents	i
Certificate of Appraisal	ii
Basic Assumptions and Limiting Conditions	iii
Subject Property Photographs & Maps	v

PREMISES OF THE APPRAISAL
Summary of Salient Facts and Conclusions	1
Property Identification	2
Sales History	2
Purpose and Scope of the Appraisal	2
Definition of Market Value	3
Property Rights Appraised	3
Intended Use and User of the Appraisal and Reporting	3
Exposure Time	4

PRESENTATION OF DATA
Regional and Area Analysis	6
Neighborhood Analysis	9
Site Analysis	11
Improvement Analysis	13
Zoning Analysis	17
Real Estate Assessments and Taxes	19
Apartment Market Analysis	21

ANALYSIS OF DATA AND CONCLUSIONS
Highest and Best Use	31
Valuation Process	32
Income Capitalization Approach	34
Sales Comparison Approach	42
Reconciliation and Final Value Conclusion	50

ADDENDA
Additional Subject Property Photographs
Submitted Information
Subject Site and Floor Plans
Qualifications of the Appraiser
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page ii
CERTIFICATE OF APPRAISAL
We, Terence Tener, MAI, ASA and Thomas J. Tener certify that to the best of our knowledge and belief:
The statements of fact contained in this report are true and correct.
The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.
We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest or bias with respect to the parties involved.
Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.
Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.
Phil Brandt has made a personal inspection of the property that is the subject of this report.
Phil Brandt provided significant assistance in the preparation of this appraisal report.
This appraisal was not prepared in conjunction with a request for a specific value or a value within a given range or predicated upon loan approval.
The reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.
The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.
As of the date of this report, Terence Tener, MAI, ASA has completed the continuing education program of the Appraisal Institute.
Terence Tener, MAI, ASA has been duly certified to transact business as a Real Estate General Appraiser (New York certification #460000003819).
Thomas J. Tener has been duly certified to transact business as a Real Estate General Appraiser (Maryland Temporary Permit Number 2036; Effective Date 3/7/11; New York certification #460000033225).
Terence Tener, MAI, ASA and Thomas J. Tener have extensive experience in the appraisal of similar properties.
The subject was previously appraised by KTR Real Estate Advisors LLC in March 2011. Prior to this, to the best of our knowledge, the appraiser has not appraised or provided any other services with respect to the subject property in the last 3 years.

KTR REAL ESTATE ADVISORS LLC

By:	Terence Tener, ASA, MAI	By:	Thomas J. Tener
	Managing Member		Managing Member
KTR Real Estate Advisors, LLC

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BASIC ASSUMPTIONS AND LIMITING CONDITIONS
This appraisal report is subject to the following assumptions and limiting conditions:
1.	No responsibility is assumed for the legal description or for matters including legal or title considerations. Title to the property is assumed to be good and marketable unless otherwise stated.
2.	The property is appraised free and clear of any or all liens or encumbrances unless otherwise stated.
3.	Responsible ownership and competent property management are assumed.
4.	The information furnished by others is believed to be reliable. However, no warranty is given for its accuracy.
5.	All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.
6.	It is assumed that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.
7.	It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.
8.	It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless nonconformity has been stated, defined, and considered in the appraisal report.
9.	It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.
10.	It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.
11.	The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.
12.	Unless otherwise stated, possession of this report, or a copy thereof, does not carry with it the right of publication.
13.	The appraiser, by reason of this appraisal, is not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.
14.	Unless otherwise stated, neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraiser, or the firm with which the appraiser is connected) shall be disseminated to the public through advertising, public relations, news, sales, or other media without prior written consent and approval of the appraisers.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page iv
15.	Unless otherwise stated in this report, the existence of hazardous substances, including without limitation asbestos, polychlorinated biphenyls, petroleum leakage, or agricultural chemicals, which may or may not be present on the property, or other environmental conditions, were not called to the attention of nor did the appraiser become aware of such during the appraiser’s inspection. The appraiser has no knowledge of the existence of such materials on or in the property unless otherwise stated. The appraiser, however, is not qualified to test such substances or conditions. If the presence of such substances, such as asbestos, urea formaldehyde foam insulation, or other hazardous substances or environmental conditions, may affect the value of the property, the value is predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.
16.	The Americans with Disabilities Act (“ADA”) became effective January 26, 1992. The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, he did not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.
17.	Former personal property items such as kitchen and bathroom appliances are now either permanently affixed to the real estate or are implicitly part of the real estate in that tenants expect the use of such items in exchange for rent and never gain any of the rights of ownership. Furthermore, the intention of the owners is not to remove the articles which are required under the implied or express Warranty of Habitability. The accounting for the short-lived nature of such items is reflected in a reserves for replacement expense category.
EXTRAORDINARY ASSUMPTION
KTR previously inspected the subject property in March 2011. The scope of work of this appraisal did not include a physical inspection of the subject property. The values derived herein are based on the extraordinary assumption that the physical condition of the subject property has not materially changed since the date of our last inspection. Should this assumption be incorrect, the values reported herein may be materially impacted.
KTR Real Estate Advisors, LLC

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SUBJECT PROPERTY PHOTOGRAPH
KTR Real Estate Advisors, LLC

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REGIONAL MAP
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page vii
NEIGHBORHOOD MAP
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 1

SUMMARY OF SALIENT FACTS AND CONCLUSIONS

Date of Value	June 1, 2011

Date of Inspection	June 1, 2011

Property Name	Colony at Kenilworth

Property Address	1 Bonrock Court Towson, MD 21204

Property Location	Apartments lining Bonrock Court, at the intersection of Kenilworth Avenue and West Street, in the Town of Towson, in the County and City of Baltimore, Maryland.

Tax Identification	9-20-551880, 9-20-551881

Purpose of the Appraisal	To estimate the Market Value of the Leased Fee Interest in the subject property, free and clear of financing.

Site Size	Two adjacent parcels together are rectangular in shape, containing a total of 22.62 acres.

Zoning	DR16 (Density Residential) District

Improvements	A 383-unit garden apartment complex completed in 1967 with 26 apartment buildings, pool, fitness center and landscaping. The property is operating at stabilized occupancy and is in good physical condition.

2010 Assessed Value	$28,604,700

Highest and Best Use
As If Vacant	Residential development.
As Improved	Continued use.

VALUATION INDICATIONS
Income Capitalization	$38,600,000
Stabilized NOI	$2,510,662
Cap Rate	6.5%
Value per Unit	$100,783
Value per Sq Ft	$112.74
Sales Comparison	$40,200,000
Value per Unit	$105,000
Value per Sq Ft	$117.41
Cost Approach	N/A
APPRAISED VALUE	$39,000,000
Value per Unit	$101,828
Value per Sq Ft	$113.91
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 2

PREMISES OF THE APPRAISAL

Identification	The subject property consists of the land and improvements at 1 Bonrock Court within town of Towson, in the County and City of Baltimore. The Baltimore County Assessor identifies the property as Tax Parcels Identification Numbers 9-20-551880 and 9-20- 551881. The property consists of a 22.62 acre site improved with 383-unit apartment complex known as Colony at Kenilworth.

Sales History of the Subject Property	According to public records, the current owner of the subject property is National Property Investors 6/MS235 AIMCO & TTA, who has owned the property since 1992. We are not aware of any transfers of ownership within the three-year period prior to the effective date of value. It is our understanding that the subject property is not being listed for sale and we are not aware of any contracts of sale pending as of the date this report was prepared.

Purpose and Scope of the Appraisal	The purpose of the appraisal is to estimate the market value of the subject property as of the date of value. It is the intent of the appraisers that the analysis, opinions and conclusions of this report be considered an unbiased, objective investigation performed by a disinterested third party with complete objectivity as to the outcome of the analysis.

According to the Appraisal Institute’s Code of Professional Ethics and Uniform Standards of Professional Appraisal Practice, the scope of the appraisal is cited as “the extent of the process of collecting, confirming, and reporting data” included in an appraisal report. All appropriate data deemed pertinent to the solution of the appraisal problem has been collected and confirmed. In our appraisal of the subject property, we have:

1. KTR previously inspected the subject property in March 2011. The scope of work of this appraisal did not include a physical inspection of the subject property.

2. Reviewed demographic and other socioeconomic trends pertaining to the city and region.

3. Examined regional apartment market conditions, with special emphasis on the subject property’s apartment submarket.

4. Investigated lease and sale transactions involving comparable properties in the influencing market.

5.    Reviewed the existing rent roll and discussed the leasing status with the building manager and leasing agent. In addition, we have reviewed the subject property’s recent operating history and those of competing properties.

6. Utilized appropriate appraisal methodology to derive estimates of value.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 3

7. Reconciled the estimates of value into a single value conclusion.

Definition of Market Value	The definition of Market Value used in this appraisal report is taken from the Appraisal Institute’s The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

“The most probable price that a property should bring in a competitive and open market under all conditions requisite to a fair sales, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1. Buyer and seller are typically motivated;

2. Both parties are well informed or well advised, and acting in what they consider their best interests;

3. A reasonable time is allowed for exposure in the open market;

4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.”

Property Rights Appraised	The interest being appraised is the Leased Fee Interest. Leased Fee Interest is defined in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

An ownership interest where the possessory interest has been granted to another party by creation of a contractual landlord tenant relationship, i.e. a lease. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

Intended Use and Intended User	The intended user of this report is Fox Partners VIII. It is understood that this appraisal will be utilized by the intended user as an aid in asset evaluation and financial reporting. All others reading or relying on this appraisal report are considered unintended users of this appraisal. The appraisal cannot be used for any other reason than that stated above. Should anyone other than the client read or rely on this report, no fiduciary obligation is owed by the appraisers to that party. The appraisers are not responsible for unauthorized use of this report.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 4

This appraisal has been prepared in compliance with the Uniform Standards of Professional Appraisal Practice (USPAP) as promulgated by the Appraisal Standards Board of the Appraisal Foundation as well as the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute. The presentation of data and results of our analysis are presented in a Self-contained Report format as set forth under Standards Rule 2-2 of the USPAP.

Exposure Time	According to the previously stated definition of Market Value, the property must be allowed a reasonable time to be exposed in the open market to achieve the appraised value. Exposure is defined by the Appraisal Institute, The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, as:

“ 1.The time a property remains on the market.

2.The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market.”

Exposure time is always presumed to occur prior to the effective date of the appraisal. The overall concept of reasonable exposure encompasses not only adequate, sufficient and reasonable time but also adequate, sufficient and reasonable effort. Exposure time is different for various types of real estate and value ranges and under various market conditions.

Review of transfer records suggests that there is an active investor market for good quality apartment properties; however, conventional sources of capital is somewhat limited and mortgage underwriting has remained conservative with a greater level of equity required to obtain financing in comparison to the period leading up to September 2008. These factors have impacted sales activity for most types of investment grade real estate.

We believe that if the subject property were exposed to the market for a reasonable period of time prior to the effective date of this appraisal, which we consider to be a period of up to 12 months, the subject property would transfer at an appropriate price, that is to say, the appraised value. Support for this exposure period is provided by the PwC Real Estate Investor Survey First Quarter 2011, which indicates that marketing times for apartment properties in the national market range from none to 18 months. The average marketing time equates to 6.00
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 5

months, down from 8.06 months reported one year ago. This marketing period is supported by data in the local market.

We acknowledge that in appraising the property to sell after the aforementioned exposure period, we must place most emphasis on the buyer’s expectations and yield requirements. The value conclusion rendered for the property through implementation of the Income Capitalization Approach has been accorded most significance as this technique most closely emulates buyer’s expectations and yield requirements. The market value estimate concluded herein assumes an exposure and marketing period of up to 12 months has occurred.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 6

REGIONAL ANALYSIS

Overview	The subject property is located in Towson, Baltimore County within the Baltimore MSA. The Baltimore MSA is comprised of six counties and one city. The six counties are Anne Arundel County, Baltimore County, Carroll County, Harford County, Howard County and Queen Anne County and the city is the City of Baltimore.

Transportation	The highway system in Baltimore centers on the Beltway, a system of interstate expressways that encircles the City. I-695 is the major component of the Beltway, which also junctions with I-95, I-795, I-895, I-70 and I-83. These interstate roadway systems connects communities within the surrounding suburban counties.

The metropolitan region is served by three Airports: Baltimore Washington International (BWI), Ronald Reagan International (formerly National Airport) and Dulles International Airport. The three airports are ranked among the top thirty in the United States, measured by enplaned passengers. BWI has fifteen major carriers that provide more than 314 non-stop flights to 79 cities in the U.S. and Canada. Public transportation also serves metropolitan Baltimore, including buses and the Metro (subway).

Population	The 2010 population of the Baltimore MSA and its components was estimated by DemographicsNow to be 2,673,904; an increase of 4.7 percent over the 2000 census. All of the counties within the MSA had positive population growth from 2000 to 2010, while the City of Baltimore has seen a population decrease since 2000. With the exception of the City of Baltimore, this trend is expected to continue through 2015.

The City of Baltimore and the Maryland counties within the Baltimore MSA are detailed as follows:
BALTIMORE MSA POPULATION TRENDS

				2010-2015
County	2000	2010	2015*	% Change
Baltimore City	651,154	633,901	623,925	-1.57%
Baltimore County	754,292	785,911	786,769	0.11%
Anne Arundel	489,656	515,595	524,889	1.80%
Carroll	150,897	170,229	173,127	1.70%
Harford	218,590	241,214	244,053	1.18%
Howard	247,842	279,011	292,351	4.78%
Queen Anne’s	40,563	48,043	51,209	6.59%

Total	2,552,994	2,673,904	2,696,323	0.84%
Source: DemographicsNow.com, *projection
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 7

Economy	According to the U.S. Bureau of Labor Statistics, the MSA’s total non-farm labor force was 1,275,000 in April 2011, which decreased by 1.36% from the previous month and 0.40% from the previous year. The preliminary unemployment rate for the Baltimore-Towson MSA was 7.0 percent (not seasonally adjusted). The state unemployment rate for April 2010 was 6.6 percent and the national unemployment rate was 8.7 percent. The following table illustrates the diversification of the Baltimore-Towson MSA workforce. The Trade, Transportation and Utilities and the Educational and Health Services and Total Government sectors represent 55.0 percent of the total non-farm employment.
BALTIMORE-TOWSON MSA
WORKFORCE BY INDUSTRY (NON-FARM)

			Monthly	12-Month
Sector	April 2011	March 2010	Change	% Change
Total Nonfarm	1,275,000	1,257,900	1.36%	-0.40%
Mining, Logging and Construction	67,200	64,600	4.02%	-1.20%
Manufacturing	62,100	60,800	2.14%	0.30%
Trade, Transportation, & Utilities	223,000	221,000	0.90%	-0.80%
Information	20,800	20,900	-0.48%	-8.00%
Financial Activities	71,400	71,200	0.28%	-2.30%
Professional and Business Services	187,700	184,800	1.57%	1.80%
Educational and Health Services	243,400	242,200	0.50%	1.50%
Leisure and Hospitality	113,100	106,500	6.20%	0.90%
Other Services	56,300	55,200	1.99%	1.30%
Total Government	230,100	230,700	-0.26%	-3.20%
Source; US Department of Labor Statistics

Conclusion	The national and Mid-Atlantic economy remains fixed in the midst of a recession which began in 2008. Significant job losses have resulted in a national unemployment rate over 9%. Real estate values took a significant hit in the Fourth Quarter of 2008 and remaining mired in this state until 2010. Recent improvements in several sectors of the market, including multi-family housing, have resulted in investor optimism.

With regard to the current state of the national economy, the April 13, 2011 edition of the Federal Reserve Beige Book reported the following:

“Reports from the twelve Federal Reserve Districts indicated that economic activity generally continued to improve since the last report. While many Districts described the improvements as only moderate, most Districts stated that gains were widespread across sectors. Manufacturing continued to lead, with virtually every District citing examples of steady improvement, often with reports of increased hiring. Business
KTR Real Estate Advisors, LLC

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services, including freight-related activities, improved in most Districts. Loan demand was either unchanged or up slightly in most Districts. Residential and commercial real estate performance varied across Districts. Seven of the Districts described commercial real estate as slightly improved, while five noted that their markets were flat. While most Districts noted little change in their residential real estate markets, half of the Districts cited at least pockets of weakening.”

Based on these conditions, the investor market remains cautiously optimistic about some segments of the real estate market. Declining overall rates in the multifamily segment over the last 5 quarters is a testament to this renewed interest in real estate investment at prices well above distress levels.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 9
NEIGHBORHOOD ANALYSIS

Location	The subject property is located in the unincorporated community of Towson in Baltimore County, Maryland. Located 15 minutes north of Baltimore City, more than 10,000 people work in downtown Towson, the largest unincorporated county seat in the continental United States. Located in Towson are the headquarters of Fortune 500’s Black & Decker and Whiting Turner Construction as well as offices of well known attorneys and engineers. Towson is also a college town, with more than 20,000 students attending Towson University, Goucher College, Medix School, and TESST College (College of Technology) and the interconnected campuses of Sheppard Pratt, St. Joseph Medical Center and GBMC HealthCare. There are also plentiful retailers and support services in the area including the Towson Town Center (indoor shopping mall) as well as many strip malls.

Population	The population in Towson increased by 0.8 percent from the 2000 population of 51,886 to the 2010 estimate of 52,315. There is a projected increase between 2010 and 2015 of 0.7 percent to 52,692 people. The following table illustrates the population statistics for Towson, Baltimore County and the state of Maryland from 2000 through 2015.
HISTORICAL POPULATION AND PROJECTIONS

	2000	2010	2015	% Change	% Change
	Census	Estimate	Projection	2000-2010	2010-2015
Towson	51,886	52,315	52,692	0.8%	0.7%
Baltimore County	754,292	785,911	786,769	4.2%	0.1%
Maryland	5,296,486	5,657,102	5,735,449	6.8%	1.4%
Source: DemographicsNow

Household Income	The Average Household Income in Towson increased by 32.4 percent from the 2000 level of $76,900 to the 2010 estimate of $101,790. There is a projected increase between 2010 and 2015 of 8.9 percent to $110,894. The Median Household Income in Towson increased by 28.8 percent from the 2000 level of $54,233 to the 2010 estimate of $69,858. There is a projected increase between 2010 and 2015 of 9.3 percent to $76,374. The following table illustrates the household income statistics for Towson from 2000 through 2015.
TOWSON HISTORICAL HOUSEHOLD INCOME AND PROJECTIONS

	2000	2010	2015	% Change	% Change
	Census	Estimate	Projection	2000-2010	2010-2015
Average HH Income	76,900	101,790	110,894	32.4%	8.9%
Median HH Income	54,233	69,858	76,374	28.8%	9.3%
Per Capita Income	31,288	46,213	50,940	47.7%	10.2%
Source: DemographicsNow
KTR Real Estate Advisors, LLC

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Access	Towson is located off of I-695, the Baltimore Beltway, directly north of the City of Baltimore. It is assessable from three exits off of I-695: Dulaney Valley Road south, York Road south and Providence Road south. I-695 intersects I-95 8 miles east of Towson, which runs north through New Jersey with access to New York City. York Road, Route 45, runs north/south through Towson and eight miles south it runs directly into Baltimore City. Maryland Transit Administration offers several bus lines operating in the Towson area including Bus Route 3, 8, 11, 12, 48 and 55. Light rail service to downtown Baltimore and BWI Airport is offered at the Lutherville and Falls Road stops, just outside of Towson.

Adjacent Land Uses	Surrounding improvements to the subject consists primarily of multifamily apartment complexes and retail.

Conclusion	The subject property is situated in Towson. It is proximate to several universities, the largest of which is Towson State University, as well as offices, residential areas and various retail services. It is also 15 minutes north of Baltimore City. As the largest unincorporated community in the continental United States and its proximity to universities and Baltimore City, the current outlook for the area is stable.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 11
SITE ANALYSIS

Location	South side of Kenilworth Avenue at the intersection of West Street, in the n unincorporated community of Towson in the City and County of Baltimore in the State of Maryland. The physical address of the property is 1 Bonrock Court.

Site Area	22.62 acres, which equates to 985,327 square feet.

Street Frontage	The subject has frontage along the South side of Kenilworth Avenue.

Topography	The site is downward sloping throughout, South to North.

Shape	The two parcels are rectangular shaped.

Excess/Surplus Land	Traffic circulation throughout the property and an adequate number of parking spaces is provided on concrete paved drives and surface lots. The building setbacks allow for landscaped buffers, similar to surrounding properties. There does not appear to be excess or surplus land.

Utilities	All customary municipal services and utility hookups are provided.

Soil Information	No adverse conditions were readily apparent.

Flood Information	The subject property is situated in Flood Zone “X”, which is an area outside of the 100-year flood plain, according to the FEMA Map 2400100265F, dated September 28, 2008.

Easements and Encroachments	No title report or survey showing the location of easements was provided in connection with this assignment. Thus, it is not possible to make a definitive conclusion regarding any potential impacts on value of the location of any such easements or encroachments. Visual observations of the site revealed no adverse easements or encroachments. It is specifically assumed that any easements, restrictions or encroachments that might appear against the title would have no adverse impact on marketability or value.

Environmental	No readily observable adverse environmental site conditions were noted. No environmental reports were provided for review.

Accessibility/Visibility	Ingress and egress to the property is via the Kenilworth Avenue frontage. Accessibility of the site is good.

Improvements	There are 26 apartment buildings, a swimming pool, a fitness center and landscaping throughout.

Conclusions	The physical attributes of the site are well suited for the existing development and use.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 12

SITE MAP

Subject
KENILWORTH
DRIVE
WEST
P.1001
MAP 69 - P.1001
1. P.854
2. P.824
3. P.771
4. P.773
P.929
P.953
P.359
P.621
P.665
P.918
P.138
P.27
P.995
P.259
P.1012
P.184
P.169
P.647
P.642
P.136
P.248
TOWSON WOODS APTS.
LOT 1
M69-P.234
M69-P.167

FLOOD MAP

Subject
ZONE X
DUBLIN DRIVE
FELTON ROAD
RIDGEFIELD ROAD
695
JV1165
WEST ROAD
W JOPPA ROAD
KENILWORTH DRIVE
YORK ROAD
BOSLEY AVENUE
CHESTNUT AVENUE
ROUND OAK ROAD
WOODBINE AVENUE
ALLEGHENY AVENUE
PARK AVENUE
DULANEY VALLE

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 13
IMPROVEMENT ANALYSIS

Year Built/Renovated	The facility was completed in 1967 as a garden-style apartment complex. The property is designed in a French Contemporary style. The appraiser was told my management that the subject is the only apartment complex designed in this style on the East Coast. While unit appliances and property amenities have been updated, there has never been a major renovation of the property.

Layout & Configuration	The complex consists of (26) 3-story garden apartment buildings containing 383 apartment units with a rentable area of 342,376 square feet. The buildings are sited along internal drives that are integrated with the parking lots.

Leasable Area/Unit Mix	The following chart summarizes the unit mix and sizes of the various floor plans at the subject property as indicated by a review of client provided rent roll data and floor plans.

UNIT MIX AND FLOOR AREAS

Type	Mix	Size	Total Area
1 Bed/1 Bath	29	736	21,344
1 Bed/1 Bath	6	756	4,536
2 Bed/1 Bath	12	910	10,920
2 Bed/1.5 Bath	208	880	183,040
2 Bed/1.5 Bath	100	900	90,000
3 Bed/1.5 Bath	16	1,126	18,016
3 Bed/2 Bath	6	1,210	7,260
3 Bed/2.5 Bath	6	1,210	7,260
Totals/Averages	383	894	342,376

Source: Client provided rent roll data and floor plans; Compiled by KTR.

Floor Plans	As indicated, the property offers a variety of one-, two- and three-bedroom floor plans. Each floor plan provides a living room, dining room, kitchen and bedroom(s). Some units also have dens. There are 112 two-bedroom two-story townhomes and 12 three-bedroom, three-floor townhomes. Units with half bathrooms contain sinks outside of the bathroom in the bedroom area, sometimes referred to as quarter bathrooms. The half bathrooms have two sets of doors, accessible from two sides, i.e. Jack and Jill bathrooms. The units feature varying sizes and numbers of patios, decks and/or balconies. Many of the patios, decks and balconies in units are large and often fenced for privacy. With consideration of the various layouts of balconies, decks and patios, the subject contains 26 different floor plans.

EXTERIOR

Structure	The foundations consist of reinforced concrete slabs poured on grade. Structural framing is wood stud walls with interior gypsum-clad drywall.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 14

Floors	The floors are constructed of engineered wood trusses. The ceiling heights are approximately eight to 10 feet.

Walls	The exterior of the buildings are concrete with wood decks and patios. Buildings contian wooden exterior stairs and multi-level wood constructed courtyards between the units. Some exterior walls have stone facades. The tops of the buildings have composition shingles. It was reported by management that approximately 50% of the shingles, covering the top fronts of the buildings, not part of the flat roof, where replaced in 2010.

Windows	Individual unit windows are double pane glass set in aluminum frames. Entry doors are wood set in wood frames. Sliding glass doors provide access to patios, decks and balconies.

Roof	The buildings have flat roofs with composition shingles. It was reported by management that 80% to 90% of the roofs were replaced in August of 2010.

INTERIOR FINISHES

Walls and Ceilings	Textured and painted drywall.

Flooring	Flooring consists of wall to wall carpeting with tile in the kitchens and bathrooms.

Kitchens	Typical appliance package consisting of a refrigerator/freezer, full-size electric range with oven, dishwashers and garbage disposals. Cabinets are wood and countertops are laminate.

Bathrooms	Shower/tub, toilet, vanity with sink and mirrored medicine cabinet. Tubs have a ceramic tile wainscoting.

Unit Amenities	Central air conditioning and heating, balconies, decks and patios, walk-in closets, some units have vaulted ceilings and are multi-level.

MECHANICAL SYSTEMS

HVAC	Central electric air conditioning and gas heat is provided by individual split systems with exterior condensers. The system is similar to competing properties.

Electric Service	Adequate electric service is provided. Each apartment has a separate panel.

Plumbing	Apartment-grade plumbing systems are installed. Each unit is serviced by a 30 gallon gas water heater.

Fire Protection	The subject property is not equipped with a fire sprinkler system. The apartments are fit with smoke detectors.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 15

ANCILLARY AREAS

Landscaping	There are large areas throughout the common areas and between buildings which are landscaped with grass, native trees and shrubs

Parking	The internal drive incorporates the surface parking lots. There are an adequate number of parking spaces provided. The drives and parking lots are concrete paved. In addition to surface parking, the 12 three-bedroom townhomes have garages and there are an additional four garages near the administrative unit. Many of the tenants have car ports. All residence have assigned parking spaces. Additional assigned spots can be purchased. The remaining spaces are unassigned and/or are reserved for visitors and guests.

Recreational Amenities	A clubhouse with business center, fitness center, golf simulator, movie screening room, billiards/game room, massage room, wine tasting room, swimming pool, barbeque area, putting green, tennis court and mature landscaping.

FF&E

Personal Property	The subject property has office furnishings and equipment for the staff in the administrative units as well as various chairs and tables for the pool deck. The fitness center contains 3 treadmills, 3 fitness bicycles and an all-in-one weight system. The FF&E are similar to competitive properties.

CONDITION/MAINTENANCE

Exterior	Very Good condition.

Roof	Good condition.

Interiors	Good condition.

Common Area Amenities	Very Good condition.

Sidewalks & Paving	Very Good condition.

Landscaping	Good condition.

Environmental Conditions	No readily observable adverse conditions were noted during the site visit.

ELEMENTS OF DEPRECIATION

Based on our field inspection, we note that some elements of depreciation are present at the subject property.

Physical Deterioration	The overall physical condition is good with adequate maintenance levels. Physical deterioration is primarily limited to general aging and normal wear and tear. No material elements of deferred maintenance were noted during the appraiser’s inspection of the property. Carpet and mechanical equipment in the individual
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 16

units are updated and/or replaced on an as-needed basis. According to Marshall Valuation Service, buildings similar to the subject property have an economic life of approximately 50 years. The actual average age of the property is estimated at 44 years. As a result of on-going maintenance, the effective age is estimated to be less than the actual age of the improvements. The effective age is estimated at 20 years.

Capital Improvements	No major capital improvements are planned in the near term.

Functional Obsolescence	The subject property’s design and floor plans are somewhat unique to garden style apartment complexes as it is constructed in a French Contemporary style. The property has operated at rental rates and occupancy levels that are consistent with that of other similar properties within the influencing market, attesting to its functional adequacy and market acceptance. Considering these factors, no adjustment for functional obsolescence is required.

External Obsolescence	External obsolescence is a loss in value resulting from conditions that are present outside the subject property and is usually incurable. No site-specific external obsolescence was noted.

Conclusions	The subject improvements are well-maintained and have an effective age much less than its actual age. The property is of a somewhat unique style and layout and offers good functional utility. It is located in close proximity to several universities as well as retail and support services and has no external obsolescence. The subject well-serves its residents and neighborhood and is competitive in the market.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 17
ZONING ANALYSIS

Introduction	According to the current Baltimore County zoning map, the subject property is situated in a DR16 (Density Residential) District. DR zones are subdivision tracts which permit a wide variety of residential uses including single-family detached, semidetached or duplex dwellings, group houses and multifamily buildings. Also permissible are churches, schools, hospitals and day care/nursery programs among others.

NT Zoning Regulations	The following restrictions are required for multifamily buildings in DR Districts:
Multifamily Buildings in D.R. Zones

Building face to building face (front or rear)	60 feet
Building face to public street right-of-way	25 feet
Side building face to side building face:
1 foot of setback per 1 foot of height to soffit line of tallest building	Not less than 30 feet
Building face to tract boundary:
Front or rear building face	40 feet
Side building face	30 feet
Setbacks for buildings located adjacent to arterial roadways shall be increased by an additional 20 feet
Maximum height of building in feet for DR16	60 feet

Source: Baltimore County Zoning general code, 2008.

Density	Baltimore County Zoning Regulations state the following with regard to apartment unit density:

“The maximum gross residential density permitted in any one D.R. Zone shall control only as applied to the total gross residential acreage within a subdivision tract, and shall not apply to or establish minimum areas of lots created by subdivision within such tract.”

The Maximum Gross Residential Density (in dwelling or density units per acre) for DR16 Districts is 16.0. The subject density is 31.9 units per acre. However, as noted, a density specific to the subject property can not be evaluated. Nevertheless, it is unlikely that the subject property’s density would be approved under current zoning.

Parking Requirements	Parking requirements for garden apartments in DR Districts are as follows: 1 per apartment with no separate bedroom, 1.25 per apartment with 1 or 2 separate bedrooms, and 1.5 per apartment with 3 or more separate bedrooms. The subject contains 35 one-bedroom units, 320 two-bedroom units and 28 three-bedroom units. The number of required parking spaces is calculated as follows:
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 18

(35 x 1.25) + (320 x 1.25) + (28 x 1.5) = 486 parking spaces.

The subject contains a reported 600 parking spaces and thus, is in compliance.

Conclusions	The subject is located in a DR16 (Density Residential) zoning district. Each DR District is a subdivision tract and density requirements apply to the entire tract and not specifically to parcel within the tract. As such, the subject can not be individually evaluated with regard to density. As such, it appears the subject represents a legal and conforming use with uncertain density compliance and which meets the minimum parking requirements.
ZONING MAP
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 19

REAL ESTATE ASSESSMENTS AND TAXES

Overview	According to the Baltimore County tax record, the subject property is identified as Parcel Numbers 09-20-551880 and 09-20-551881. The fiscal tax year in Baltimore County is from July 1 to June 30. The taxable value is multiplied by the current tax rate to calculate the taxes payable. Revaluations occur every year. The subject is liable for County and State Tax plus three additional charges: sewer service, water distribution and a Bay restoration fee. These three charges combined are listed on the tax bill as “Charges.” The subject’s 2010/11 and taxes are presented in the table below.
SUBJECT’S 2010/11 REAL ESTATE TAX

	Parcel 09-20-551880
	Assessment	Tax Rate	Couty tax
CountyTax	$15,153,600	1.100%	$166,689.60
State Tax	$15,153,600	0.112%	$16,972.03
Charges	$15,153,600	0.772%	$117,021.47

Total			$300,683.10

	Parcel 09-20-551881
	Assessment	Tax Rate	Couty tax
CountyTax	$13,451,100	1.100%	$147,962.10
State Tax	$13,451,100	0.112%	$15,065.23
Charges	$13,073,133	0.265%	$34,602.08

Total			$197,629.41

Total Tax Liability			$498,312.51

Source: Baltimore County Government; Compiled by KTR.

Comparable Assessments	Multifamily apartment properties in Baltimore County were surveyed to ascertain the reasonableness of the subject’s current assessment. The subject’s current assessment is $74,686 per unit. The comparables range between $41,332 and $88,730 per unit with an average of $67,018per unit. The newer properties are assessed higher than the older properties with the exception of Towson Woods, which is a property in very good condition, comparable to a newly constructed property. As discussed in further detail in the Apartment Market Analysis section of this report, Towson Woods is located adjacent to the subject and is directly comparable. With consideration of this property as well as the others in the survey, the subject’s assessment appears reasonable and has been processed. On the following page is a table of the surveyed properties.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 20
BALTIMORE COUNTY TAX COMPARAABLES

			Assessed	Year	Assessed	Assessment
Property Name	Address	Tax ID	Value	Built	Units	Per Unit
Subject Property			$28,604,700	1967	383	$74,686
Towson Woods	5 Stonewain Court, Towson, MD	09-1600000599	$13,836,300	1973	168	$82,359
The Reserve at Stonegate	7610 Reserve Circle, Baltimore MD	01-2400003528/29/30/31	$19,520,500	2005	220	$88,730
The Apartments at Briarwood	9204 Appleford Circle, Owings Mills, MD	02-2200027962, 02-2300004231	$30,622,000	1999	348	$87,994
Shakespeare Park Apartments	3604 Anne Hathaway Dr., Randallstown, MD	02-1900005372	$4,495,300	1982	84	$53,515
Prescott Square	4400 Old Court Road, Pikesville, MD	02-1900012055	$3,017,200	1968	73	$41,332
Owings Chase Apartments	4607 Old Court Road, Pikesville, MD	02-0219073970	$11,273,600	1968	234	$48,178

					Average	$67,018

Source: Baltimore County Assessor; Compiled by KTR

Mill Rate	Mill rates have remained relatively stable over the past several years. The 2010/11 total mill rate applicable for all taxing authorities with jurisdiction over the subject property equates to $12.12 per $1,000 of assessed value. According to the County Assessor, the new mill rate will be published in July 2011.

Real Estate Tax Projection	Future increases in reassessments are expected to reflect annual increases near the anticipated inflation rate during the same period. Tax rates are expected to remain relatively stable. The total amount is anticipated to increase at a rate near the long-term average inflation rate

Tax Calculation	The subject’s real estate tax liability is calculated utilizing the current assessment and the prior year tax rate, which equates to $498,313. The current tax liability has been adjusted for inflation resulting in a projected tax liability of $513,262 for the 2011/12 tax year. Thus, the real estate tax for the subject for the appraised fiscal year will apply the 2010/11 taxes from March through June and the 2011/12 taxes from July through February, equating to $508,279 which has been processed.

1/3($498,313) + 2/3($513,262) = $508,279
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 21
APARTMENT MARKET ANALYSIS

Area Housing Market	According to REIS, the subject is located in the Suburban Maryland market. The immediate area is comprised of garden style apartment complexes. REIS indicates that as of the Third Quarter 2010, the most recent data available, the vacancy rate in the submarket was 5.4 percent, lower than the previous year vacancy rate of 6.9 percent. The average asking rental rate was $1,234 a month.

Subject Property	The subject units have average sizes and finishes consistent with that of the market. According to the subject property’s June 2, 2011 Unit Status Report, the current contract rents average $1,164.98 per month. The one-bedroom apartments range between $871.83 and $891.87 per month; the two-bedroom units range between $959.45 and $1,069.02 per month and the three-bedroom units range between $1,462.31 and $1,794.37.

Per the June 2, 2011 Unit Status Report, there were 26 units reported to be vacant. The average asking rents for the one- bedroom units are $979 and $999 per month; the two-bedroom average asking rents are $1,219, $1,138 and $1,110 per month and the three bedroom average asking rents are $1,620, $1,929 and $1,999.

Competitive Set	In order to determine the reasonableness of the subject’s asking rents, a survey of comparable apartment complexes in the market was conducted. The subject competes with a number of properties in the area. All of the properties are in close proximity of the subject and define the range of property, unit types and rental rates available in the market. The information regarding the rent comparables was obtained through physical inspections and direct interviews of rental agents and property managers. The following map illustrates the location of the comparable properties in relation to the subject. Data sheets summarizing details of the comparable properties follow the map.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 22
COMPARABLE RENTAL MAP
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 23

COMPARABLE RENTAL 1	Somerset at Towson 754 Camberley Circle Towson, MD 212045

Units	256

Year Built	1972

Occupancy	98%

Unit Amenities	Individually controlled heat and central air conditioning, washer/dryers in units, newly renovated units, kitchen contain faux granite countertops and standard appliances as well as dishwashers, microwaves and garbage disposals.

Property Amenities	Swimming pool with sun deck, playground and picnic/grilling area, shuttle to Towson State University.

Concessions	There are currently no concessions offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	1,000	$1,010-$1,045	$1.05-$1.01
2 Bed/1 Bath	1,250	$1,240	$0.99
2 Bed/2 Bath	1,300	$1,255-$1,340	$1.03-$0.97

Comments	This property is located directly adjacent of the subject property, off of Kenilworth Avenue. This property was formally an all senior development. It began accepting student residents three years ago. This property’s age and condition is comparable to the subject. Units contain washer/dryers; however, the units do not have individual entrances, nor do they have the expansive patios and decks as the subject property. A large amount of rentals in the area are by college students and this development has not “embraced students,” which is reflective in their occupancy rate. Overall, this comparable is considered inferior to the subject.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 24

COMPARABLE RENTAL 2	Towson Woods 5 Stonewain Court / 24 Witherwood Court Towson, MD 21204

Units	168

Year Built	1975

Occupancy	98%

Amenities	Individually controlled heating and air conditioning, kitchens with standard appliances and dishwashers, large walk-in closets and balconies.

Property Amenities	Pool, laundry rooms, shuttle to Towson State University.

Concessions	There are currently no concessions offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	660	$920-$955	$1.39-$1.45
2 Bed/1 Bath	1,100	$1,190	$1.08
2 Bed/2 Bath	1250	$1,305-$1,425	$1.04-$1.14
3 Bed/2 Bath	1,250	$1,450-$1,775	$1.16-$1.42

Comments	This property is located adjacent west of the subject property, off of Kenilworth Avenue. This property’s age and condition is comparable to the subject, as its units and property amenities. As such, this property is considered comparable to the subject.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 25

COMPARABLE RENTAL 3	Kenilworth at Charles 1449 Donning Circle Towson, MD 21204

Units	302

Year Built	1970

Occupancy	99%

Amenities	Central air conditioning, some units are newly renovated, area rugs, Parquet floors, updated kitchen appliances, balconies or patios, spacious floor plans and hilltop views.

Property Amenities	Resort style swimming pool, business center access, shuttle to Towson State University.

Concessions	There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	673-983	$864-$1,021	$1.04-$1.43
2 Bed/1 Bath	723	$1,144-$1,169	$1.58-$1.62
2 Bed/2 Bath	1,121-1,235	$1,210-$1,759	$1.08-$1.42
3 Bed/2 Bath	1,167-1,437	$1,761-$1,905	$1.33-$1.51

Comments	This property is located a half mile west of the subject property, off of Kenilworth Avenue. This property’s age and condition is comparable to the subject, as its units and property amenities. As such, this property is considered comparable to the subject.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 26

COMPARABLE RENTAL 4	Donnybrook 7914 Knowllwood Road Towson, MD 21286

Units	260

Year Built	1949

Occupancy	98%

Amenities	New heating and cooling systems in the units, modern kitchens (some recently renovated) with oak panel cabinets, dishwashers and garbage disposals, custom window coverings and cable ready units.

Property Amenities	Landscaped grounds and shuttle to Towson State University.

Concessions	There are currently no concessions being offered at this comparable.
RENTAL DATA

Type	Size	Rent	Rent/SF
1 Bed/1 Bath	668	$849-$951	$1.27-$1.42
2 Bed/1 Bath	698-883	$989-$$1,319	$1.42-$1.49
3 Bed/1 Bath	962	$1,549-$1,664	$1.61-$1.73

Comments	This comparable is located approximately 1.5 miles southeast of the subject property, closer to Towson State University and the main retail strip around the Campus than the subject. This comparable offers no special property amenities. Units do not have individual entrances like the subject. This property does not offer expansive patios and decks nor does it have the appeal of the subject’s French contemporary style. With consideration of this comparable’s superior location, this property would expect to achieve market rents consistent with that of the subject property.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 27

ANALYSIS	The comparable rental properties are all within one and a half miles of the subject property and were constructed between 1949 and 1975. The unit amenities are similar to the subject with the exception of Comparable No. 1 which has washer/dryers in the units, though it does not have individual entrances nor expansive patios and decks as does the subject. Comparables No. 1, 2 and 3 have similar property amenities to the subject, in particular a swimming pool, while Comparable No. 4 has no pool or special property amenities, though it has a superior location. The subject property and the comparable rental properties are illustrated in the tables below with consideration of unit sizes, monthly rents and monthly rents per square foot.

One-Bedroom Units	The subject property offers two variations of one-bedroom floor plans, ranging between 736 and 756 square feet. The average asking rates for the subject’s units are $979 and $999 per month or $1.32 to $1.33 per square foot. The following chart outlines rental rates for similar sized one-bedroom floor plans within competing properties.
ONE-BEDROOM RENTAL COMPARABLES

		Unit Size		Rent/SF
		(SF)	Rent/Month	Avg.	Comment
No.	Subject	Size	Avg. Rent	Rent/SF	Subject
		736	$979	$1.33	Subject
		756	$999	$1.32	Subject

1	Somerset at Towson	1,000	$1,010-$1,045	$1.05-$1.01	Inferior

2	Towson Woods	660	$920-$955	$1.39-$1.45	Comparable

3	Kenilworth at Charles	673-983	$864-$1,021	$1.04-$1.43	Comparable

4	Donnybrook	668	$849-$951	$1.27-$1.42	Comparable

	Subject Range	736-756	$979-$999	$1.32-$1.33
	Comparable Range	660-1,000	$864-$1,045	$1.04-$1.45

Comparable No. 1 is inferior to the subject and even with consideration of the larger unit size, the price per square foot is significantly below the subject. Comparables No. 2 and 4 contain smaller sized units and, as such, it is appropriate that their units have a higher price per square foot. Comparable No. 3 rents bracket the subject’s. The subject’s market rents are supported by the comparables and have been processed.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 28

Two-Bedroom Units	The subject property offers three variations of two-bedroom unit floor plans which range from 880 to 910 square feet in size. The average rental rates for the subject’s units range from $1,110 to $1,219 per month or $1.23 to $1.34 per square foot. The following chart outlines rental rates for similar sized two-bedroom floor plans within competing properties.
TWO-BEDROOM RENTAL COMPARABLES

		Unit Size
No.	Comparable Property	(SF)	Rent/Month	Rent/SF	Comment
	Subject	910	$1,219	$1.34	Subject
		880	$1,138	$1.29	Subject
		900	$1,110	$1.23	Subject

1	Somerset at Towson	1,250	$1,240	$0.99	Inferior

2	Towson Woods	1,100	1,190	$1.08	Comparable
		1,250	$1,305-$1,425	$1.04-$1.14	Comparable

3	Kenilworth at Charles	723	$1,144-$1,169	$1.58-$1.62	Comparable
		1,121-1,235	$1,210-$1,759	$1.08-$1.42	Comparable

4	Donnybrook	698-883	$989-$$1,319	$1.42-$1.49	Comparable

	Subject Range	880-910	$1,110-$1,138	$1.23-$1.34
	Comparable Range	698-1,235	$989-$1,759	$0.99-$1.62

Comparable No. 1 is inferior to the subject and even with consideration of the larger unit size, the price per square foot is significantly below the subject. Comparable No. 2 contains larger sized units and the price per square foot is below the subject, though not to the extent of Comparable No. 1. The price per square foot of the small units and large units of Comparable No. 3 bracket those of the subject property. Comparable No. 4 contains smaller sized units and the price per square foot exceeds that of the subject. The subject’s market rents are supported by the comparables and have been processed.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 29

Three-Bedroom Units	The subject property offers three variations of three-bedroom floor plans, which range from 1,126 to 1,210 square feet. The average rental rate for the subject’s three-bedroom units range from $1,621 to $1,999 per month or $1.44 to $1.65 per square foot. The following chart outlines rental rates for similar sized three-bedroom floor plans within competing properties.
THREE-BEDROOM RENATAL COMPARBLES

		Unit Size
No.	Comparable Property	(SF)	Rent/Month	Rent/SF	Comment
	Subject	1,126	$1,621	$1.44	Subject
		1,210	$1,929	$1.59	Subject
		1,210	$1,999	$1.65	Subject

1	Towson Woods	1,250	$1,450-$1,775	$1.16-$1.42	Comparable

2	Kenilworth at Charles	1,167-1,437	$1,761-$1,905	$1.33-$1.51	Comparable

3	Donnybrook	962	$1,549-$1,664	$1.61-$1.73	Comparable

	Subject Range	1,126-1,210	$1,621-$1,999	$1.44-$1.65
	Comparable Range	962-1,437	$1,450-$1,905	$1.16-$1.73

Somerset at Towson does not offer three-bedroom apartments and has been excluded from the three-bedroom unit analysis. Comparables No. 1 and 2 contain unit sizes comparable to the subject. On a price per square foot basis, the subject’s two bedroom units containing 1,210 square feet exceed that of the range of these two comparables. Comparable No. 3 offers smaller units and the price per square foot is significantly greater than the subject’s larger units. The subject’s market rents are higher than the comparable range. Market oriented rates for the subject’s three-bedroom units have been processed.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 30

Conclusions	The subject is expected to continue to capture its fair share of the market at the indicated economic rates. The subject’s potential gross income is summarized in the following chart.
SUMMARY OF ECONOMIC RENT POTENTIAL

Type	Mix	Size	Total Area	Avg. Rent	Avg. Rent/SF	Total Rent
1 Bed/1 Bath	29	736	21,344	$980	$1.33	$28,420
1 Bed/1 Bath	6	756	4,536	$1,000	$1.32	$6,000
2 Bed/1 Bath	12	910	10,920	$1,220	$1.34	$14,640
2 Bed/1.5 Bath	208	880	183,040	$1,140	$1.30	$237,120
2 Bed/1.5 Bath	100	900	90,000	$1,110	$1.23	$111,000
3 Bed/1.5 Bath	16	1,126	18,016	$1,625	$1.44	$26,000
3 Bed/2 Bath	6	1,210	7,260	$1,800	$1.50	$10,800
3 Bed/2.5 Bath	6	1,210	7,260	$1,800	$1.50	$10,800
Totals/Averages	383	7,728	342,376	$1,334	$1.37	$444,780
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 31
HIGHEST AND BEST USE

Introduction	Highest and Best Use is defined by the Appraisal Institute in The Dictionary of Real Estate Appraisal, Fifth Edition, Chicago, Illinois, Appraisal Institute, 2010, which states:

That reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility and maximum productivity.

There are typically two Highest and Best Use scenarios: the Highest and Best Use of the property as vacant and the Highest and Best Use of the site as if improved.

HIGHEST AND BEST USE AS VACANT

Definition	Highest and Best Use As Vacant is defined as “among all reasonable, alternative uses, the use that yields the highest present land value, after payments are made for labor, capital, and coordination. The use of a property based on the assumption that the parcel of land is vacant or can be made vacant by demolishing any improvements.”

The subject site is zoned within a DR16 (Density Residential) District. DR zones are subdivision tracts which permit a wide variety of residential uses including single-family detached, semidetached or duplex dwellings, group houses and multifamily buildings. Also permissible are churches, schools, hospitals and day care/nursery programs among others. The maximum value of a property is typically realized when a reasonable degree of homogeneity is present. Thus, conformity in use is usually a highly desirable aspect of real property, since it creates and/or maintains value. The immediate area is developed with numerous garden style apartment complexes and the subject abuts garden apartment complexes on both sides. Based on the principal of conformity and the subject’s zoning, the highest and best use of the property, if vacant, is multifamily residential development.

HIGHEST AND BEST USE AS IMPROVED

Definition	Highest and Best Use As Improved is defined as “the use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one”.

The subject represents a legal, conforming improvement relative to current zoning restrictions. However, it is unclear whether the current unit density would be permitted under current zoning. No redevelopment of the site would provide a greater return to the land. Based upon the fact that the potential income associated with the existing improvements provide a fair return to the land with residual income to the improvements, the highest and best use of the subject, as improved, is its current use.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 32
VALUATION PROCESS

Introduction	There are three traditional approaches that can be employed in establishing the market value of the subject property. In practice, an approach to value is included or omitted based on the property type and the quality and quantity of information available in the marketplace. These approaches and their applicability to the valuation of the subject are summarized as follows.

Income Approach	The Income Capitalization Approach is based on the premise that value is derived by converting anticipated benefits into property value. Anticipated benefits include the present value of the net income and the present value of the net proceeds resulting from the re-sale of the property.

There are two methods of accomplishing this: (1) direct capitalization of a single year’s income by an overall capitalization rate and; (2) the discounted cash flow in which the annual cash flows and reversionary value are discounted to a present value for the remainder of the property’s productive life or over a reasonable holding (ownership) period.

The subject property has an adequate operations history to determine the income-producing capabilities over the near future. In addition, performance levels of competitive properties serve as an adequate check as to the reasonableness of the subject property’s actual performance. As such, the income capitalization approach is utilized in this appraisal.

Sales Comparison	The sales comparison approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in and central to this approach is the principle of substitution. This comparative process involves judgment as to the similarity of the subject property and the comparable sales with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition and the interest transferred, among others. The value estimated through this approach represents the probable price at which the subject property would be sold by a willing seller to a willing and knowledgeable buyer as of the date of value.

The reliability of this technique is dependent upon the availability of comparable sales data, the verification of the sales data, the degree of comparability and extent of adjustment necessary for differences and the absence of atypical conditions affecting the individual sales prices. Although the volume of sales activity has decreased as a result of market conditions, research revealed adequate sales activity to form a reasonable estimation of value via this approach.
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Colony at Kenilworth	June 3, 2011
Towson, MD	Page 33

The Cost Approach	The application of the cost approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than the cost to develop a substitute property of equivalent desirability and utility. In the case of a new building, no deficiencies in the building should exist. The Cost Approach is typically only a reliable indicator of value for (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no external obsolescence. In all instances, the issue of an appropriate entrepreneurial profit — the reward for undertaking the risk of construction — remains a highly subjective factor.

Investors are generally not buying, selling, or lending with reliance placed on the methodology of the Cost Approach to establish value. Furthermore, based on the age of the improvements and the potential that the subject could not be constructed today to its current density, the Cost Approach would lend little insight into the market value of the property. Accordingly, the Cost Approach has been excluded from the scope of this appraisal.

Reconciliation	The final step in the appraisal process is to reconcile the various value indications into a single final estimate. Each approach is reviewed in order to determine its appropriateness relative to the subject. The accuracy of the data available and the quantity of evidence are weighted in each approach. The resulting estimate represents the subject property’s market value as defined in the appraisal.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 34
INCOME CAPITALIZATION APPROACH

Introduction	The Income Capitalization Approach is based on the theory that value is the present worth of future benefits. The future benefits of ownership consist of the present worth of the net income which will accrue to the owner of the property, plus the present value of the net proceeds resulting from the eventual disposition of the property. The two most commonly used techniques of converting net income into value in the Income Capitalization Approach are Direct Capitalization and the Discounted Cash Flow Analysis.

The Direct Capitalization method is considered most relevant and has been processed. Direct Capitalization is a method utilized to convert a single year’s estimate of net income (before debt service) into an indication of value by the use of an Overall Capitalization Rate.

REVENUE ANALYSIS

Potential Gross Income	As discussed in the Market Rent Analysis section of this report, the potential gross income from the apartment unit rent is projected to be $444,780 per month or $5,337,360 for the appraised year.

Loss to Lease	Loss to lease considers a loss in income due to leases in effect, whereby effective rental rates are lower than asking, or market, rental rates.

The operating statements under review indicate a historical loss to lease decreased over the past three years, though it has been inconsistent, ranging from a gain (positive) 4.3 percent to a loss of 1.8 percent. The 2010 loss to lease was 1.8% and the projected 2011 loss to lease is 2.0%. The submitted April 28, 2011 rent roll indicates a loss to lease of approximately 13%. This should decrease as rents rollover to market during the fiscal year. Accordingly, a loss to lease of 10% has been processed in this analysis.

Concessions	Concessions consist of reduced rent or free rent over a portion of the lease term. Concessions within the subject’s influencing area are often given, though many properties reported giving no concessions and others only minimal concessions.

Property Operating Statements reported increasing concessions over the past three years. Concessions for 2008, 2009 and 2010 were 1.1%, 2.4% and 3.8%, respectively. The budgeted concessions for 2011 are 4.0%. The budgeted 2011 concessions appear reasonable and have been processed for the appraised fiscal year.

Vacancy/Credit Loss	The subject currently has a reported occupancy rate of 93.2%. Property Operating Statements reported a vacancy loss of 6.7% for 2008, 5.8% for 2009 and 5.3% for 2010. The projected 2011 vacancy loss is 5.2%. This includes a bad credit loss of $20,980 or 0.44% of the budgeted Gross Potential rent which has been budgeted. Occupancy levels for the competing properties in the influencing market area are outlined in the following table:
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Colony at Kenilworth	June 3, 2011
Towson, MD	Page 35
OVERVIEW OF COMPETITIVE OCCUPANCY LEVELS

Name	Year Built	Total Units	Occupancy
Towson Woods	1970’s	168	98%
Somerset at Towson	1972	256	98%
Kenilworth at Charles	1970	302	99%
Dulaney Valley	1950	150	92%
Towson Place	1960	220	100%
Donnybrook	1949	260	98%

The subject’s current occupancy rate is supported by the high occupancy rates of competitive properties. The subject’s vacancy loss has been trending downward over the past few years and is projected to remain lower than that of 2008 and 2009. According to the PricewaterhouseCoopers Korpacz Real Estate Investor Survey, First Quarter 2011, the vacancy rate for the Suburban Maryland Apartment Market is 4.9%. It is therefore a reasonable to assume that the subject should maintain this level into the foreseeable future. A stabilized vacancy and credit loss of 5.0 percent has been utilized in this appraisal.

Administrative Units	The subject property contains 383 apartment units; however, two apartment units are used as a management office. As many of the tenants are college students, the office often becomes with future students and parents to cosign. With consideration of the size of the property and the tenant demographic, it appears appropriate to have a management office consisting of two units. The two office units are G655 and O001, both of which are two bedroom apartments containing 880 square feet. In the Apartment Market Analysis it was determined that market value for two bedroom units were $1,140 monthly. Thus, the annual rent for these two units equates to $27,360 ($1,140 x 2 units x 12 months) and has been processed.

Other Income	Typically, apartment projects receive additional revenue from sources such as vending, application fees, late fees, bad check charges and deposit forfeitures. The subject property’s other income includes trash, water and sewer and cable reimbursements. Other income receipts at the subject property were reported at $1,070, $1,195 and $1,335 per unit in 2008, 2009 and 2010. In 2011, this income is projected to be $1,334 per unit. As other income is based largely on occupancy, the budget appears reasonable and has been processed at the budgeted rate, that of $1,335 per unit.

OPERATING EXPENSES	In order to estimate expenses for the subject property, we have analyzed the subject’s operating expenses for 2008, 2009 and 2010 as well as the budget for 2011. These historical and budgeted amounts have been compared to the median dollar amount per unit reported by IREM for garden apartments in the Baltimore Metropolitan Area both in aggregate and for those constructed between 1965 and 1979. The subject’s operating statements under review have been reconstructed and summarized in the following table:
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Colony at Kenilworth Towson, MD	June 3, 2011 Page 36
RECONSTRUCTED OPERATING STATEMENTS

														2010 IREM
													2010 IREM	Median $/Unit
	383			383			383			383			Median $/Unit	1965-1979
No. of Units	2008			2009			2010			2011			Garden Apts.	Garden Apts.
Year	Actual	Per Unit	Percent	Actual	Per Unit	Percent	Actual	Per Unit	Percent	Budget	Per Unit	Percent	Baltimore MSA	Baltimore MSA

INCOME			% of GRP			% of GRP			% of GRP			% of GRP
Gross Rent Potential (Market Rent)	$4,874,744	$12,728		$4,593,444	$11,993		$4,729,301	$12,348		$4,897,696	$12,788

Loss to Lease	$(26,358)	$(69)	-0.5%	$198,297	$518	4.3%	$(83,636)	$(218)	-1.8%	$(229,275)	$(599)	-4.7%
Concessions	$(51,408)	$(134)	-1.1%	$(108,861)	$(284)	-2.4%	$(177,416)	$(463)	-3.8%	$(221,999)	$(580)	-4.5%
Vacancy/Credit/Non-revenue Units	$(327,992)	$(856)	-6.7%	$(266,304)	$(695)	-5.8%	$(251,046)	$(655)	-5.3%	$(246,338)	$(643)	-5.0%

Net Rental Income (NRI)	$4,468,986	$11,668	91.7%	$4,416,576	$11,532	96.1%	$4,217,203	$11,011	89.2%	$4,200,084	$10,966	85.8%
Administrative Units	$(36,204)	(95)	-0.7%	$(26,562)	$(69)	-0.6%	$(22,992)	$(60)	-0.5%	$(23,668)	$(62)	-0.5%
Other Income	$409,716	$1,070	8.4%	$457,782	$1,195	10.0%	$511,226	$1,335	10.8%	$522,081	$1,363	10.7%

Total Property Income (EGI)	$4,842,498	$12,644	99.3%	$4,847,796	$12,657	105.5%	$4,705,437	$12,286	99.5%	$4,698,497	$12,268	95.9%

EXPENSES			% of EGI			% of EGI			% of EGI			% of EGI
Utilities	$146,311	$382	3.0%	$158,130	$413	3.3%	$152,944	$399	3.3%	$172,570	$451	3.7%	$540	$714
Maintenance & Repairs	$413,411	$1,079	8.5%	$436,286	$1,139	9.0%	$511,511	$1,336	10.9%	$436,996	$1,141	9.3%	$889	$622
Payroll	$454,099	$1,186	9.4%	$497,873	$1,300	10.3%	$478,262	$1,249	10.2%	$490,179	$1,280	10.4%	$893	$1,631
Marketing	$65,003	$170	1.3%	$45,810	$120	0.9%	$41,393	$108	0.9%	$41,849	$109	0.9%	$0	$0
Administration/Office	$108,799	$284	2.2%	$147,081	$384	3.0%	$189,493	$495	4.0%	$176,192	$460	3.7%	$894	$355
Management Fee	$278,634	$728	5.8%	$313,933	$820	6.5%	$224,879	$587	4.8%	$228,093	$596	4.9%	$497	$458
Insurance	$105,434	$275	2.2%	$120,780	$315	2.5%	$105,343	$275	2.2%	$105,682	$276	2.2%	$222	$233
Real Estate Taxes	$385,874	$1,008	8.0%	$451,135	$1,178	9.3%	$482,714	$1,260	10.3%	$501,557	$1,310	10.7%	$982	$1,015
Reserves	$0	$0	0.0%	$0	$0	0.0%	$0	$0	0.0%	$0	$0	0.0%	$0	$0

TOTAL EXPENSES	$1,957,565	$5,111	40.4%	$2,171,028	$5,668	44.8%	$2,186,539	$5,709	46.5% $	2,153,118	$5,622	45.8%	$4,917	$5,028

NET OPERATING INCOME	$2,884,933	$7,532	59.6%	$2,676,768	$6,989	55.2%	$2,518,898	$6,577	53.5% $	2,545,379	$6,646	54.2%
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 37

Overview	All of the expenses have fluctuated moderately during the past couple of years. In general, the budgeted expenses are consistent with market data and reflect stabilized operations. No major changes in operations are expected or appear to be required. Expenses are expected to grow at the average annual inflation rate. Each of the expense items is discussed separately below.

Utilities	This expense line item includes charges for common area and vacant unit electricity, water/sewer and trash collection. Utility charges are offset by applicable tenant reimbursements. At the subject property, tenants reimburse the landlord for natural gas and water and sewer.

Utility expenses fluctuate with occupancy, weather and changes in supply costs. Historical utility expenses at the subject property have remained fairly consistent. The reported utility expense per unit in 2008, 2009 and 2010 have been $382, $413 and $399, respectively. The budget utility expense in 2011 is $398 per unit. The IREM survey indicated that the median for garden complexes built between 1965 and 1979 in the subject’s area were $714 per unit, and an expense of $540 for all garden apartments in the area. As the units are individually metered for heat, hot water and gas, the budgeted expense appears reasonable. A utility expense of $400 per unit or $153,200 has been processed.

Repairs & Maintenance	This expense line item includes charges for general maintenance and repairs, alarm monitoring and protection services, landscaping and make-ready/turnover. The property appears adequately maintained with no noticeable items of deferred maintenance observed during the walk-thru.

The repairs and maintenance expenses at the subject property were reported to be $1,079 per unit in 2008, $1,139 per unit in 2009 and $1,336 per unit in 2010. The 2011 budgeted expense is $1,309 per unit. The IREM survey indicated that the median for garden complexes in the area is $889 per unit, and $622 for garden complexes built between 1965 and 1979. The subject’s budgeted expense appears high; however, maintenance expenses can greatly vary from property to property. The budgeted expense is supported by the historical expenses and, as such, a repair and maintenance expense of $1,300 per unit or $500,000 (rounded) has been processed.

Payroll	This expense includes payroll and benefits for the property manager, leasing agent(s), housekeeping and maintenance personnel. The payroll expense increased from $1,186 to $1,300 per unit between 2008 and 2009. In 2010 this expense slightly declined to $1,249 per unit. The 2011 budgeted payroll expense is $1,205 per unit. The IREM survey indicated that the median for garden complexes in the Baltimore MSA built between 1965 and 1979 is $1,631 per unit, though it is considerably less for all garden apartments in the MSA, that of $893 per unit. Based on the IREM survey and the subject’s historical expense data, the budgeted payroll expense appears reasonable and has been processed at $1,200 per unit or $460,000 (rounded).
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Colony at Kenilworth Towson, MD	June 3, 2011 Page 38

Marketing	This expense includes advertising, the cost of resident and locator referrals, internal leasing commissions, brochures, newsletters and resident activities. The historical marketing charges at the subject property were reported to be $170, $120 and $108 for 2008, 2009 and 2010, respectively. The 2011 budgeted marketing expense is $111 per unit. The IREM survey did not report a marketing expense. The historical 2009 and 2010 marketing expense has been consistent. Based on the historical data, a marketing expense of $110 per unit or $42,130 has been processed.

Administration/Office	This category includes administrative charges and costs associated with the running of the management/leasing office including telephone service, office supplies equipment rental, computers, etc. The historical administrative expenses at the subject property were reported to be $284 and $384 per unit in 2008 and 2009. It increased to $495 per unit in 2010. The 2011 budgeted administrative expense is $483 per unit. The IREM survey indicated that the median for garden complexes in the area is $894 per unit and $355 for garden apartments built from 1965 to 1979. The budgeted expense falls within this range. An administrative expense of $500 per unit or $191,500 has been processed.

Management Fee	In the local market management services are typically a function of the revenues produced by the property, usually between 4.0 and 5.0 percent of collections. The prior three years historical operating statements report a management expense ranging between 4.8% and 6.5% of the EGI. The budgeted management fee is 4.8%. In consideration of the historical management fees, a management fee of 5.0 percent of the effective gross income has been processed.

Insurance	Insurance includes fire, liability, theft, and boiler, exclusive of the premiums paid to employee benefit plans. The historical insurance expense at the subject property was reported to be $275, $315 and $275 for 2008, 2009 and 2010, respectively. The 2011 budgeted insurance expense is $271 per unit. The IREM survey of similar properties indicates a median of $222 and $233 per unit. The IREM survey supports the subject’s historical and projected insurance expense. The budget expense of $275 per unit or $105,325 has been processed.

Real Estate Taxes	Real estate taxes are processed as discussed within the Real Estate Assessment and Tax Analysis section of this appraisal. The real estate tax projection is $508,279 for the appraised fiscal year.

Reserves	Prudent management budgets a certain amount each year in a sinking fund to replace short-lived items, including kitchen appliances and cabinets, bathroom fixtures and tiling, flooring repairs, HVAC replacement and common elements such as the roof, exterior wood and parking areas. Reserves for replacement, while typically not found in submitted operating statements, are necessary in estimating a realistic operating budget so as to maintain the habitability of the apartments.
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Colony at Kenilworth Towson, MD	June 3, 2011 Page 39

Reserves for replacement for a property of this vintage typically range from $200 to $300 per unit. In order to remain competitive, a reserve of $250 per unit is forecast. This equates to $95,750 for the appraised fiscal year.

Total Expenses	On a stabilized basis, the subject’s projected expenses including reserves are projected at $2,296,544 or $5,990 per unit. The indicated operating expense ratio is 47.77 percent when including reserves and 45.78 percent without reserves. The IREM survey indicated total operating expenses below the projected amounts; however, based on the historical data, these expenses are considered reasonable and have been processed.

VALUATION PRO FORMA	The following valuation pro forma summarizes the stabilized income and expenses described above for the appraised fiscal year.

Appraised Fiscal Year-ending	5/31/2012
	Total	Per Unit	Percent
INCOME	—	—	% of GPI
Gross Rent Potential (Market Rent)	$5,337,360	$13,936
Loss to Lease	$(533,736)	$(1,402)	10.00%
Concessions	$(213,494)	$(557)	4.00%

Vacancy/Credit/Non-revenue Units	$(266,868)	$(697)	5.00%

Net Rental Income (NRI)	$4,323,262	$11,288	81.00%
Administrative Units	$(27,360)	$(71)	-0.51%
Other Income	$511,305	$1,335	9.58%

Total Property Income (EGI)	$4,807,207	$12,551	90.07%

EXPENSES			% of EGI
Utilities	$153,200	$400	3.19%
Maintenance & Repairs	$500,000	$1,300	10.40%
Payroll	$460,000	$1,200	9.57%
Marketing	$42,130	$110	0.88%
Administration/Office	$191,500	$500	3.98%
Management Fee	$240,360	$628	5.00%
Insurance	$105,325	$275	2.19%
Real Estate Taxes	$508,279	$1,327	10.57%
Reserves	$95,750	$250	1.99%

TOTAL EXPENSES	$2,296,544	$5,990	47.77%

NET OPERATING INCOME	$2,510,662	$6,562	42.29%
DERIVATION OF OVERALL CAPITALIZATION RATES

Overall Capitalization Rate	This appraisal will consider the following techniques; (a) derivation from comparable sales and (b) investor surveys.

Derivation from Sales	A survey of comparable sales revealed a range of overall capitalization rates between 6.2 and 7.7 percent, presented in the table to follow.
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Colony at Kenilworth Towson, MD	June 3, 2011 Page 40
SUMMARY OF MARKET-DERIVED CAPITALIZATION RATES

Property Name	Address	Year Built	No. of Units	Sale Date	Sale Price	OAR

The Reserve at Stonegate	7610 Reserve Circle, Baltimore, MD	2005	220	12/1/2010	$27,100,000	6.90%
The Apartments at Briarwood	9204 Appleford Circle, Owings Mills, MD	1999	348	9/30/2010	$44,750,000	6.20%
Charleston Manor	3182 Normandy Woods Drive, Ellicott City, MD	1974	858	9/30/2010	$103,000,000	6.20%
Owings Chase Apartments	4607 Old Court Road, Pikesville, MD	1968	234	6/28/2010	$13,430,760	7.70%
Sherwood Crossing	6731 Old Waterloo Road, Elkridge, MD	1988	634	5/14/2010	$72,275,000	6.92%
Waterloo Place	649 St. Paul Street, Baltimore, MD	1991	197	11/30/2009	$26,000,000	7.50%

The capitalization rates produced by these sales are a reliable indication as to an appropriate rate for the subject property. Based on recent sales data and considering the subject property’s age and condition, as well as the property’s amenities and high occupancy rates, a capitalization rate between 6.25% and 7.0% would be suggested by the comparable data.

Investor Surveys	According to the PricewaterhouseCoopers Korpacz Real Estate Investor Survey, First Quarter 2011 rates for apartments reported by survey participants active in the market presently range as shown.
MID-ATLANTIC REGION APARTMENT MARKET SURVEY

Internal Rate of Return	5.80%-14.00%	Range
	9.65%	Average
	4.50% – 8.00%	Range
Overall Capitalization Rate	6.23%	Average
	5.00% -9.75%	Range
Residual Capitalization Rate	6.85%	Average
	(5.00%) – 4.00%	Range
Annual Rent Growth Rate	1.58%	Average
	1.00% – 3.00%	Range
Annual Expense Growth Rate	2.58%	Average
Source: Korpacz Real Estate Investor Survey, 1st Quarter 2011
As indicated below, overall rates began to increase beginning Third Quarter 2008 and have continued this trend through the Fourth Quarter of 2009. The First Quarter of 2010 indicated the first decrease in the average overall rate since the Third Quarter 2008.
NATIONAL APARTMENT MARKET OVERALL
CAPITALIZATION RATE TRENDS

Quarter	Average	Basis Point Change

1Q11	6.29%	-22
4Q10	6.51%	-61
3Q10	7.12%	-56
2Q10	7.68%	-17
1Q10	7.85%	-18
4Q09	8.03%	19
3Q09	7.84%	35
2Q09	7.49%	61
1Q09	6.88%	75
4Q08	6.13%	27
3Q08	5.86%	11
2Q08	5.75%	-4
1Q08	5.79%	4
4Q07	5.75%	-1
3Q07	5.76%	-4
2Q07	5.80%	-9
1Q07	5.89%	-8
Source: Korpacz Real Estate Investor Survey
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Colony at Kenilworth Towson, MD	June 3, 2011 Page 41

Conclusion of OAR	The subject is a good quality apartment complex with good property amenities and unique in design. The property is proximate to employment centers, shopping and neighborhood support facilities as well as Towson State University. Approximately half of the tenants at the subject are University students. Free shuttle service for students to and from campus is accessible at the front of the apartment complex. The subject has unit sizes that reflect market parameters and an amenity package that is typical of the properties in the competitive market. The subject property has achieved a stabilized occupancy of 97.4 percent as of the date of this appraisal.

An OAR between 6.25 and 7.70 percent was suggested by the recent sales in the market. The Korpacz survey indicates an average overall rate for the Mid-Atlantic Region of 6.65 percent and for the National Apartment Market of 6.51 percent. The National Apartment Market has illustrated declining capitalization rates for four consecutive quarters. The subject is well-maintained and in good condition. In consideration of the preceding data, a rate of 6.5 percent is deemed reasonable and has been processed.

VALUE BY DIRECT CAPITALIZATION

Stabilized Cash Flow	The stabilized cash flow is based on the previous income and expense discussion.

Valuation	Value is calculated by dividing the stabilized net operating income (including an allowance for Reserves) by the concluded overall capitalization rate. Thus the market value of the leased fee interest is calculated as follows:

$2,510,662 ÷ 6.5% = $38,625,569

Direct Capitalization Value Conclusion	The Market Value of the Leased Fee Interest in the subject property, free and clear of financing, by the Direct Capitalization method of the Income Capitalization Approach, as of June 1, 2011, is rounded to:

THIRTY EIGHT MILLION SIX HUNDRED THOUSAND DOLLARS ($38,600,000)
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Colony at Kenilworth Towson, MD	June 3, 2011 Page 42

SALES COMPARISON APPROACH
VALUATION
METHODOLOGY	The basic steps in processing the sales comparison approach are outlined as follows:

1. Research the market for recent sales transactions, listings, and offers to purchase or sell of properties similar to the subject property.

2. Select a relevant unit of comparison and develop a comparative analysis.

3. Compare comparable sale properties with the subject property using the elements of comparison and adjust the price of each comparable to the subject property.

4. Reconcile the various value indications produced by the analysis of the comparables.

REGIONAL SALES
MARKET	The local market has been active in terms of investment sales of similar properties. Adequate sales exist to formulate a defensible value for the subject property via sales comparison.

PRESENTATION OF
COMPARABLE SALES	To estimate the property value by the sales comparison approach, comparable sales from the influencing market that are most similar to the subject property in terms of age, size, tenant profile and location have been analyzed. The sales are compared on a price-per-unit basis, as this is a common method of comparison for such properties.

The comparable sales summarized in the chart below and plotted on the following map, range in price from $113,998 to $128,592 per unit. While these unit prices implicitly contain both the physical and economic factors affecting real estate, these statistics do not explicitly convey many of the details surrounding a specific property. Thus, this single index to the valuation of the subject property has some limitations.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 43
PRESENTATION OF COMPARABLE SALES DATA

Sale No.	Subject	Sale 1	Sale 2	Sale 3
Name	Colony at Kenilwoth	The Apartments at Briarwood	The Reserve at Stonegate	Sherwood Crossing
Location	1 Bonrock Court	9204 Appleford Circle	7610 Reserve Circle	6731 Old Waterloo Road
	Towson, MD	Owings Mills, MD	Baltimore, MD	Elkridge, MD
		9204 Appleford Circle
Grantor		Apartments	Empire Equity Group, Inc.	RREEF America REIT III Corp.

Grantee		Avalon II Maryland Value II LP	Stellar Advisors, LLC	Walton Street Capital LLC
Sales Price		$44,750,000	$27,100,000	$72,275,000
Sale Date		9/30/2010	12/1/2010	5/14/2010
Year Built	1967	1999	2005	1988
No. of Units	383	348	220	634
Net Rentable Area (SF)	342,376	382,272	243,120	580,885
Avg. Unit Size (SF)	894	1,098	1,105	916
Occuapncy	97.4%	95.0%	90.0%	95.0%
Price/SF		$117.06	$111.47	$124.42
Price/Unit		$128,592	$123,182	$113,998
Net Income	$2,952,343	$3,407,153	$1,869,900	$5,000,000
NOI/SF	$8.62	$8.91	$7.69	$8.61
NOI/Unit	$7,708	$9,790.67	$8,500	$7,886
Cap Rate (OAR)		7.61%	6.90%	6.92%
PGIM		8.31	8.87	7.94
Expense Ratio (OER)	43.89%	34.36%	Unknown	43.18%
SALES COMPARABLE MAP
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 44

The comparables are examined by considering the following adjustment factors.

Ownership Interest	No adjustments are necessary, since all of the sales reflect a 100 percent transfer of ownership interest.

Financing Terms	The comparable sales were either all cash transactions or were financed by primary lenders at market-oriented rates. Considerate of such, no adjustments for any unusual or atypical financing is required.

Conditions of Sale	Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. We are not aware of any atypical circumstances regarding any of the comparable sales. Personal property is included as all facilities have similar unit appliance requirements and miscellaneous office and common area FF&E.

Expenditures Made Immediately
After Sale	Any required major capital costs incurred by the buyer immediately after the sale is appropriately added to the purchase price. None of the sales required any specific sale price adjustment other than what is included in general comparisons based on condition.

Market Conditions (Time)	Comparable sales that occurred under different market conditions than those applicable to the subject property as of the effective date of appraisal require adjustment for any differences that affect their values. The comparable sales occurred between May and December 2010. Due to the recent timing of these sales, no adjustment for market conditions is necessary.

Location	An adjustment for location is appropriate when the location characteristics of a comparable property are different from those of the subject.Adjustments have been made on an individual basis.

Physical Characteristics	Physical differences include differences in building size, number of units, quality of construction, building materials, age, condition, functional utility and appearance. Adjustments to the comparables have been applied on an individual basis.

Average Unit Size	The subject has an average unit size of 894 square feet. Properties with larger average unit sizes tend to trade at higher prices, all other factors being equal. Conversely, properties with smaller average unit sizes tend to trade at a lower price per unit. The average unit size of each comparable property is compared to the subject and applicable adjustments are applied when warranted.

Amenities	The subject offers unit and property amenity typical in the market. As all of the comparables offer similar amenities, no adjustments for amenities have been applied.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 45

Economic Characteristics	Economic characteristics include all the attributes of a property that affect its income. The subject’s average market rent is $1,168 per unit per month. Adjustments to the comparables have been made on an individual basis.

The following is a brief description of the relevant building sales considered pertinent in the valuation of the subject property.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 46
Comparable Sale No. 1

Property Name: Location: Neighborhood: Parcel ID: Date of Sale: Grantor: Grantee: Consideration: Number of Units: Year Built: Size (Sq. Ft.): Occupancy: Price per Unit: OAR:	The Apartments at Briarwood
9204 Appleford Circle
Owings Mills, MD
02-2200027962, 02-2300004231
September 30, 2010
9204 Appleford Circle
Apartments
Avalon II Maryland Value II LP
$44,750,000
348
1999
382,272 square feet
95.0%
$128,592 per unit
7.61%

Analysis:	Comparable No. 1 is a September 30, 2010 arms length sale of the leased fee interest in an 382,272 square foot, 348 unit garden apartment complex built in 1999. No major capital costs incurred by the buyer immediately after the sale and no adjustment for condition of sale is required. As this sale is recent, no adjustment for market conditions is needed. The comparable is located approximately 14 miles west of the subject. Both are located on the outskirts of Baltimore. The subject is located in close proximity to Towson State University as well as retail and shopping areas. This comparable is also located in an area dense with residential and retail, including the Owings Mills Mall (large indoor mall), less than a half a mile from this comparable. Both enjoy similar accessibility of retail and support services and are comparable in location. This comparable was built in 1999 and is superior to the subject in age and condition. A downward adjustment has been applied for physical characteristics. This comparable’s average unit size exceeds the subject’s and a downward adjustment for unit size has been processed. The unit and building amenities are similar to the subject’s and no adjustment is required. The average rent for this comparable is $1,290 per unit per month, compared to the subject’s $1,168. A downward adjustment for economics is warranted. Overall, a downward adjustment has been applied resulting in an adjusted price of $102,874 per unit.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 47
Comparable Sale No. 2

Property Name: Location: Neighborhood: Parcel ID: Date of Sale: Grantor: Grantee: Consideration: Number of Units: Year Built: Size (Sq. Ft.): Occupancy: Price per Unit: OAR:	The Reserve at Stonegate
7610 Reserve Circle
Baltimore, MD
01-2400003528/29/30/31
December 1, 2010
Empire Equity Group, Inc.
Stellar Advisors, LLC
$27,100,000
220
2005
243,120 square feet
90.0%
$123,182 per unit
6.90%

Analysis:	Comparable No. 2 is a December 1, 2010 arms length sale of the leased fee interest in an 243,120 square foot, 220 unit garden apartment complex built in 2005. No major capital costs incurred by the buyer immediately after the sale and no adjustment for condition of sale is required. As this sale is recent, no adjustment for market conditions is needed. The comparable is located approximately 16 miles southwest of the subject. Both are located on the outskirts of Baltimore. This comparable is in the Woodlawn area of Maryland, in close proximity to Security Square Mall. This area is less economically affluent than the subject’s and is considered an inferior location. An upward location adjustment has been applied. This comparable was built in 2005 and is superior to the subject in age and condition. A significant downward adjustment has been applied for physical characteristics. This comparable’s average unit size exceeds the subject’s and a downward adjustment for unit size has been processed. The unit and building amenities are similar to the subject’s and no adjustment is required. The average rent for this comparable is $1,157 per unit per month, compared to the subject’s $1,168. No adjustment for economics is needed.Overall, a moderate downward adjustment has been applied resulting in an adjusted price of $104,705 per unit.
KTR Real Estate Advisors, LLC

Colony at Kenilworth Towson, MD	June 3, 2011 Page 48
Comparable Sale No. 3

Property Name: Location: Neighborhood: Parcel ID: Date of Sale: Grantor: Grantee: Consideration: Number of Units: Year Built: Size (Sq. Ft.): Occupancy: Price per Unit: OAR:	Sherwood Crossing 6731 Old Waterloo Road Elkridge, MD 01-207415 May 14, 2010 RREEF America REIT III Corp. Walton Street Capital LLC $72,275,000 634 1988 580,885 square feet 95% $113,998 per unit 6.92%

Analysis:	Comparable No. 3 is a May 14, 2010 arms length sale of the leased fee interest in a 580,885 square foot, 634 unit garden apartment complex built in 1988. No major capital costs incurred by the buyer immediately after the sale and no adjustment for condition of sale is required. As this sale is recent, no adjustment for market conditions is needed. This comparable is located approximately 27 miles southwest of the subject in the suburbs of Baltimore. It is located just off of Route 175 in close proximity to I-95. Route 175 is dense with multifamily developments, retail and support services. This location is considered comparable to the subject and no location adjustment is needed. This comparable was built in 1988 and is superior to the subject in age and condition and a downward adjustment is warranted. However, this comparable represents a sale of 634 units, significantly greater than the subject, requiring an upward adjustment. With consideration to both, a slight downward adjustment has been applied for physical characteristics. This comparable’s average unit size is similar to the subject and no adjustment for unit size has been processed. The unit and building amenities are similar to the subject’s and no adjustment is required. The average rent for this comparable is $1,196 per unit per month, compared to the subject’s $1,168. No adjustment for economics is needed. Overall, a slight downward adjustment ahas been applied resulting in an adjusted price of $108,298 per unit.
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 49
COMPARABLE SALES ADJUSTMENT GRID

Sale No.	Subject	Sale 1	Sale 2	Sale 3

Name	Colony at Kenilworth	The Apartments ar Briarwood	The Reserve at Stonegate	Sherwood Crossing
Location	1 Bonrock Court	9204 Appleford Circle	7610 Reserve Circle	6731 Old Waterloo Road
	Towson, MD	Owings Mills, MD	Baltimore, MD	Elkridge, MD
Sale Date		9/30/2010	12/1/2010	5/14/2010
Avg. Market Rent per Unit	$1,168	$1,290	$1,157	$1,196
Price/Unit		$128,592	$123,182	$113,998

ADJUSTMENTS
Financing Adjustment		$0	$0	$0

Adjusted for Financing per Unit		$128,592	$123,182	$113,998
Condition of Sale Adjustment		$0	$0	$0

Adjusted for Special Condtions		$128,592	$123,182	$113,998
Market Conditions (Time)		0.0%	0.0%	0.0%

Time Adjusted Price per Unit.)		$128,592	$123,182	$113,998

Location		0.0%	5.0%	0.0%
Physical Characteristics		-5.0%	-10.0%	-5.0%
Average Unit Size		-10.0%	-10.0%	0.0%
Amenities		0.0%	0.0%	0.0%
Economics		-5.0%	0.0%	0.0%

Total Adjustments (%)		-20%	-15%	-5%

Adjusted Price per Unit		$102,874	$104,705	$108,298

VALUE CONCLUSION	After analysis and adjustments, a value range of $102,874 to $1108,298 per unit is indicated. All sales are good indicators of the subject’s marketability. Sale No. 3 required the least net adjustment; however, it is the most distant from the subject. As such, it is reasonable to conclude to a unit value of $105,000 per unit. Accordingly, the market value via the Sales Comparable Approach is calculated as follows:

383 units x $105,000 = $40,215,000

Accordingly, the Market Value of the Leased Fee interest in the subject property as of June 1, 2011, free and clear of financing, via the Sales Comparison Approach, is rounded to:

FORTY MILLION TWO HUNDRED THOUSAND DOLLARS ($40,200,000)
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Page 50

RECONCILIATION AND FINAL ESTIMATE OF VALUE

Review	The purpose of this appraisal is to provide an estimate of the market value of the leased fee interest in the subject property, free and clear of financing. The date of value is June 1, 2011. The indicated market value estimates for the real property interest appraised are:

Cost Approach	N/A
Income Capitalization Approach	$38,600,000
Sales Comparison Approach	$40,200,000

Income Approach	The Income Capitalization Approach seeks to view the subject property’s value from the perspective of the typical investor. This approach reflects the relationship between the income a property is capable of generating and its true value in the marketplace. Typical investors judge the value of a property based upon the quality and quantity of the income generated, as well as the likely impact of market conditions on future income generation. The Income Capitalization Approach, by considering these factors provides a good measure of value for this type of property.

Sales Approach	This approach provides an estimate of value based upon the recent activities of buyers and sellers in the marketplace. This approach is generally considered to be reliable in active markets where the motivations of buyers and sellers are known and the operating characteristics of the properties being transferred are available for scrutiny. Market research revealed adequate sales of properties that are considered comparable to the subject property. The value conclusion derived via this approach is considered directly supportive of that concluded via the Income Approach.

The Cost Approach	The Cost Approach was excluded from the scope of this assignment.

Conclusions	Based on the merits of both the Income Capitalization and the Sales Comparison Approach, the final reconciliation of value is concluded with equal weight given to both approaches Based upon the data, analyses and conclusions contained within this appraisal report, the Market Value of the Leased Fee Interest in the subject property, free and clear of financing, as of June 1, 2011 is:

THIRTY NINE MILLION DOLLARS ($39,000,000)
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
ADDENDA
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
ADDITIONAL SUBJECT PROPERTY PHOTOGRAPHS
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

Electric meters

30 gallon hot water heater

Heating/cooling system

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
SUBMITTED INFORMATION
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

Report Name: P_OS_BudDet_Stmt
Application: _RnRep
Run Date: January 25,2011 10:26:40

User: DWolfe

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008637 - Colony at Kenilworth
For the 12 Months January - December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
INCOME													
p500000 - Market Rent	362,101	362,101	362,101	362,050	361,277	353,487	347,698	347,718	347,925	348,655	347,909	346,657	4,240,677
Non-Subsidized Rental Income	362,101	362,101	362,101	362,050	361,277	353,487	347,698	347,718	347,925	348,655	347,909	346,657	4,240,677
Gross Potential Rent	362,101	362,101	362,101	362,050	361,277	353,487	347,698	347,718	347,925	348,655	347,909	346,657	4,240,677
p622000 - Vacancy Loss	(9,053)	(9,053)	(9,053)	(9,051)	(10,838)	(35,349)	(24,339)	(17,286)	(8,698)	(8,716)	(8,698)	(8,666)	(158,899)
Vacancy Loss	(9,053)	(9,053)	(9,053)	(9,051)	(10,838)	(35,349)	(24,339)	(17,286)	(8,698)	(8,716)	(8,698)	(8,666)	(158,899)
p625002 - Concessions/Special Promotions	(3,148)	(3,148)	(3,148)	(3,099)	(3,077)	(2,738)	(2,788)	(2,867)	(3,055)	(3,055)	(3,039)	(3,028)	(36,193)
Concessions	(3,148)	(3,148)	(3,148)	(3,099)	(3,077)	(2,738)	(2,788)	(2,867)	(3,055)	(3,055)	(3,039)	(3,028)	(36,193)
Rental Losses	(12,201)	(12,201)	(12,201)	(12,151)	(13,915)	(38,086)	(27,127)	(20,253)	(11,753)	(11,772)	(11,737)	(11,694)	(195,092)
Net Rental Income	349,899	349,899	349,899	349,899	347,362	315,400	320,571	327,465	336,172	336,883	336,172	334,962	4,054,585
p592001 - Late Charges	993	993	993	993	993	993	993	993	993	993	993	993	11,922
Late Charges	993	993	993	993	993	993	993	993	993	993	993	993	11,922
p599004 - Lease Cancellation Fees	5,726	5,726	5,726	5,726	5,726	5,726	5,726	5,726	5,726	5,726	5,726	5,726	68,710
p599014 - Contra Lease Cancellation Fees	(2,447)	(2,447)	(2,447)	(2,447)	(2,447)	(2,447)	(2,447)	(2,447)	(2,447)	(2,447)	(2,447)	(2,447)	(29,368)
Lease Cancellation Fees	3,279	3,279	3,279	3,279	3,279	3,279	3,279	3,279	3,279	3,279	3,279	3,279	39,342
p500005 - Month to Month Fee	548	551	559	575	717	1,142	1,142	1,103	1,064	788	630	630	9,449
p500006 - Short Term Lease Fee	150	150	150	150	0	0	0	0	0	0	0	0	600
p517000 - Parking Income	1,930	1,930	1,930	1,930	1,930	1,930	1,930	1,930	1,930	1,930	1,930	1,930	23,162
p591003 - Recreational Facility Fees	3	3	3	3	3	3	3	2	2	2	1	1	31
p592002 - Nsf Charges	358	358	358	358	358	358	358	358	358	358	358	358	4,296
p592004 - Admin Fees - Resident Charges	8	8	8	8	8	8	8	8	8	8	8	8	100
p592006 - Keys, Locks, Lock Changes	29	29	29	29	29	29	29	29	29	29	29	29	346
p592007 - Transfer Fee	23	23	23	23	23	23	23	23	23	23	23	23	274
p592008 - Alarm Fees	2	2	2	2	2	2	2	2	2	2	1	1	25
p592009 - Miscellaneous Resident Charges	41	41	41	41	41	41	41	41	41	41	41	41	491
p592010 - Non Refundable Admin Fees	9	8	7	9	11	15	16	17	15	9	9	9	131
p592012 - Rental Verification Fees	2	2	2	2	2	2	2	2	2	2	1	1	25
p593000 - Cleaning & Damage Fees	5,001	8,811	1,200	2,691	5,087	18,044	13,683	31,104	6,313	7,996	7,996	7,996	114,930
p593002 - Pet Damage Charges	28	28	28	28	28	28	28	28	28	28	28	28	337
p593003 - Contra Cleaning and Damage	(860)	(1,057)	(1,100)	(1,100)	(1,400)	(1,200)	(1,400)	(3,680)	(560)	(660)	(660)	(660)	(14,336)
p599002 - Legal Fees	784	310	262	262	448	812	532	420	132	132	132	132	4,338
p599003 - Non-refundable Pet Fees	336	336	336	336	336	336	336	336	336	336	336	336	4,030
p599005 - Application Fees	1,734	1,734	1,734	1,734	1,734	1,734	1,734	1,734	1,734	1,734	1,734	1,734	20,810
p599013 - Monthly Pet Rent	1,871	1,871	1,871	1,871	1,871	1,871	1,871	1,871	1,871	1,871	1,871	1,871	22,447
p599026 - Renters Insurance Service Fee	41	23	47	91	124	171	259	181	83	39	16	49	1,125
p625007 - Resident Relations Concessions	(500)	(1,370)	(1,512)	(958)	(129)	(1,521)	(414)	(1,230)	(1,187)	(1,187)	(1,187)	(1,187)	(12,381)
Other Misc Income	11,538	13,793	5,969	8,075	11,224	23,828	20,194	34,280	11,224	13,481	13,296	13,331	180,232
Miscellaneous Income	15,810	18,065	10,241	12,347	15,496	28,100	24,466	38,552	15,496	17,753	17,568	17,603	231,496
p590509 - Resident Util Pymts: Water/Swr	14,381	13,770	13,606	13,648	14,055	15,926	14,519	17,085	11,435	9,840	11,244	13,737	163,246
p590513 - Resident Util Pymts: Trash	1,416	1,416	1,416	1,416	1,416	1,416	1,416	1,416	1,416	1,416	1,416	1,416	16,988
p590514 - Resident Util Pymnts: Misc	3,124	3,124	3,124	3,124	3,124	3,124	3,124	3,124	3,124	3,124	3,124	3,124	37,482
p590530 - Resid Util Pymts: Accr Adjs	0	0	(205)	0	0	(1,439)	0	0	(10,186)	0	0	11,830	0
Utility Reimbursement	18,921	18,309	17,940	18,187	18,594	19,028	19,059	21,624	5,788	14,379	15,783	30,107	217,717
p591000 - Laundry Income	2,545	2,545	2,545	2,545	2,545	2,545	2,545	2,545	2,545	2,545	2,545	2,545	30,544
p591008 - AS-Local Telephone	1,963	1,963	1,963	1,963	1,963	1,963	1,963	1,963	1,963	1,963	1,963	1,963	23,555
p591015 - Other Ancillary Programs	939	939	939	939	939	939	939	939	939	939	939	939	11,273
p599006 - Individual Washer/Dryer Income	200	200	200	200	200	200	200	200	200	200	200	200	2,400
Ancillary Services Income	5,648	5,648	5,648	5,648	5,648	5,648	5,648	5,648	5,648	5,648	5,648	5,648	67,772
Other Rental Income	40,378	42,021	33,828	36,182	39,738	52,773	49,172	65,824	26,931	37,780	38,999	53,358	516,986
p637000 - Bad Debt Expense	(2,690)	(3,395)	(2,489)	(2,473)	(2,478)	(2,349)	(2,373)	(2,530)	(2,273)	(2,464)	(2,466)	(2,586)	(30,566)
Bad Debt Expense	(2,690)	(3,395)	(2,489)	(2,473)	(2,478)	(2,349)	(2,373)	(2,530)	(2,273)	(2,464)	(2,466)	(2,586)	(30,566)
Effective Gross Income	387,587	388,526	381,239	383,608	384,622	365,824	367,370	390,759	360,830	372,200	372,705	385,734	4,541,004
OPERATING EXPENSES													
p633000 - Salaries - Manager	5,988	5,408	5,988	5,794	5,988	5,794	6,098	6,098	5,902	6,098	5,902	6,098	71,157

Page 1 of 6

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

Report Name: P_OS_BudDet_Stnd
Application: _RnRep
Run Date: January 25,2011 10:26:40

User: DMcclure

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008637 - Colony at Kenilworth
For the 12 Months January - December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
Salaries - Managers	**5,988**	**5,408**	**5,988**	**5,794**	**5,988**	**5,794**	**6,098**	**6,098**	**5,902**	**6,098**	**5,902**	**6,098**	**71,157**
p621000 - Leasing Payroll	5,300	4,787	8,126	7,864	8,370	8,100	8,525	8,525	8,250	5,560	5,224	5,398	84,027
Salaries - Leasing	**5,300**	**4,787**	**8,126**	**7,864**	**8,370**	**8,100**	**8,525**	**8,525**	**8,250**	**5,560**	**5,224**	**5,398**	**84,027**
p631000 - Salaries-Administrative	3,448	3,115	3,448	3,337	3,448	3,337	3,512	3,512	3,399	3,512	3,399	3,512	40,979
p654000 - Salaries - Maintenance	19,534	17,643	19,534	18,353	18,965	18,904	19,895	19,895	19,253	19,316	18,693	19,316	229,300
p659500 - Outsourced Services	562	600	607	557	560	627	560	571	623	563	545	597	6,972
p659600 - Payroll Adjustment	(1,012)	(1,012)	(1,012)	(1,012)	(1,012)	(1,012)	(1,012)	(1,012)	(1,032)	(1,032)	(1,032)	(1,032)	(12,225)
Salaries - Other	**22,532**	**20,345**	**22,576**	**21,234**	**21,961**	**21,855**	**22,955**	**22,966**	**22,243**	**22,359**	**21,605**	**22,393**	**265,027**
Salaries	**33,819**	**30,540**	**36,690**	**34,893**	**36,319**	**35,750**	**37,578**	**37,589**	**36,395**	**34,017**	**32,730**	**33,889**	**420,211**
p612501 - Employee Benefits	460	0	0	0	0	0	0	0	0	0	0	0	460
p659814 - Payroll Tax Expense Adj	(105)	(105)	(105)	(105)	(105)	(105)	(105)	(105)	(107)	(107)	(107)	(107)	(1,271)
p671100 - Payroll Taxes	6,220	5,081	4,674	3,153	3,107	2,767	2,909	2,909	2,815	2,638	2,541	2,626	41,441
p671101 - Office Payroll Tax	1,066	0	0	1,066	0	0	1,066	0	0	1,066	0	0	4,264
p672200 - Workers Compensation	1,020	921	1,060	1,003	1,040	1,029	1,083	1,083	1,048	1,017	982	1,015	12,301
p672300 - Health Ins. & Oth Benefits	4,895	4,826	5,680	5,643	5,673	5,660	5,699	5,699	5,674	4,899	4,873	4,896	64,118
p672301 - Benefits Expense Adjustment	(137)	(137)	(137)	(137)	(137)	(137)	(137)	(137)	(139)	(139)	(139)	(139)	(1,650)
Payroll Taxes & Benefits - Property	**13,418**	**10,587**	**11,172**	**10,623**	**9,578**	**9,214**	**10,516**	**9,450**	**9,291**	**9,374**	**8,150**	**8,290**	**119,662**
p627700 - Leasing Comm - Amortizable	917	917	917	917	911	827	840	859	881	883	881	878	10,630
Leasing Commissions Comp	**917**	**917**	**917**	**917**	**911**	**827**	**840**	**859**	**881**	**883**	**881**	**878**	**10,630**
p631001 - Ranking Bonus	4,874	4,402	5,948	5,711	5,995	5,846	6,153	6,153	5,954	4,979	4,758	4,917	65,688
p631002 - Ranking Bonus - Adjust.	(2,063)	(1,863)	(2,518)	(2,418)	(2,538)	(2,475)	(2,605)	(2,605)	(2,521)	(2,108)	(2,014)	(2,081)	(27,808)
Bonus - Property	**2,810**	**2,538**	**3,430**	**3,293**	**3,457**	**3,371**	**3,548**	**3,548**	**3,434**	**2,871**	**2,744**	**2,836**	**37,880**
P659900 - Repairs Payroll Capitalized	(10,779)	(9,567)	(11,021)	(10,539)	(10,642)	(10,439)	(11,066)	(10,868)	(10,600)	(10,048)	(9,544)	(9,817)	(124,931)
Capitalized Payroll - Property	**(10,779)**	**(9,567)**	**(11,021)**	**(10,539)**	**(10,642)**	**(10,439)**	**(11,066)**	**(10,868)**	**(10,600)**	**(10,048)**	**(9,544)**	**(9,817)**	**(124,931)**
p627600 - Quarterly Special Incentive	269	301	292	252	252	290	256	256	295	256	256	299	3,271
p633100 - Employee Apartments	5,245	5,245	5,245	5,245	5,245	5,245	5,245	5,245	5,245	5,245	5,245	5,245	62,944
Other Personnel Costs - Property	**5,514**	**5,546**	**5,538**	**5,497**	**5,497**	**5,535**	**5,501**	**5,501**	**5,540**	**5,501**	**5,501**	**5,544**	**66,215**
Payroll Expense	**45,701**	**40,562**	**46,726**	**44,684**	**45,119**	**44,258**	**46,917**	**46,078**	**44,941**	**42,599**	**40,462**	**41,620**	**529,668**
Personnel Exp - Property	**45,701**	**40,562**	**46,726**	**44,684**	**45,119**	**44,258**	**46,917**	**46,078**	**44,941**	**42,599**	**40,462**	**41,620**	**529,668**
p645201 - Gas - Vacant	1,608	829	1,542	755	240	819	1,384	443	2,500	750	1,089	1,377	13,335
p645203 - Gas - List Bills	1,165	974	1,421	673	587	487	500	603	575	624	649	813	9,071
Utilities - Gas	**2,773**	**1,803**	**2,963**	**1,429**	**827**	**1,306**	**1,884**	**1,046**	**3,074**	**1,373**	**1,738**	**2,189**	**22,406**
p645001 - Electricity - Vacant	1,027	1,447	1,583	967	190	2,239	5,594	1,368	11,552	3,166	2,097	1,389	32,618
p645003 - Electricity - List Bills	4,128	3,152	5,154	1,753	3,501	5,413	9,374	5,663	15,441	6,328	4,823	4,719	69,448
Utilities - Elec	**5,155**	**4,599**	**6,737**	**2,720**	**3,691**	**7,652**	**14,968**	**7,030**	**26,992**	**9,495**	**6,919**	**6,108**	**102,067**
p645100 - Water	3,491	3,090	2,060	5,219	4,486	8,739	4,408	4,608	2,859	3,905	3,892	3,606	50,163
Utilities - Water/Sewer	**3,491**	**3,090**	**2,060**	**5,219**	**4,486**	**8,739**	**4,408**	**4,608**	**2,859**	**3,905**	**3,892**	**3,606**	**50,163**
p647001 - Utility Processing Fees	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	13,197
p649000 - Misc Utility Charges	170	170	170	170	170	170	170	170	170	170	170	170	2,035
Utilities - Other	**1,269**	**1,269**	**1,269**	**1,269**	**1,269**	**1,269**	**1,269**	**1,269**	**1,269**	**1,269**	**1,269**	**1,269**	**15,232**
Utilities Expenses	**12,689**	**10,761**	**13,029**	**10,637**	**10,273**	**18,966**	**22,530**	**13,754**	**34,195**	**16,042**	**13,818**	**13,173**	**189,868**
p631701 - Contract Common Area Cleaning	2,391	2,391	2,391	2,391	2,391	2,391	2,391	2,391	2,391	2,391	2,391	2,391	28,688
p651900 - Contract Exterminating	2,580	2,580	2,580	2,580	2,580	2,580	2,580	2,580	2,580	2,580	2,580	2,580	30,960
p652500 - Contract Trash Removal	1,229	1,229	1,229	1,229	1,229	1,229	1,229	1,229	1,229	1,229	1,229	1,229	14,744
p653700 - Contract Yards And Grounds	0	0	0	6,893	6,893	6,893	6,893	6,893	6,893	6,893	6,893	0	55,145
p654200 - Contract Repairs	0	0	0	0	0	0	0	0	0	0	0	150	150
p654230 - Contract Security	1,951	1,951	1,951	1,951	1,951	1,951	1,951	1,951	1,951	1,951	1,951	1,951	23,417
p654302 - Electrical - Contract	447	447	747	447	447	747	447	447	747	447	447	747	6,560
p654402 - Plumbing Contract	288	288	400	288	288	400	288	288	400	288	288	400	3,907
p654602 - Contract Hvac	334	334	334	334	334	334	334	334	334	334	334	334	4,003
p654702 - Pool Contract	0	0	0	0	3,040	3,040	3,040	3,040	2,540	0	0	0	14,700
p654800 - Snow Removal	2,276	2,276	2,276	0	0	0	0	0	0	0	1,000	4,500	12,329
p669900 - Other Contracts	0	0	0	0	0	5,000	0	0	0	0	0	0	5,000
Contract Services	**11,496**	**11,496**	**11,908**	**16,113**	**19,153**	**24,565**	**19,153**	**19,153**	**19,065**	**16,113**	**17,113**	**14,281**	**199,604**
p651700 - Contract Cleaning	1,736	0	1,157	1,157	1,042	5,439	4,051	7,407	1,620	694	694	1,389	26,387
p656002 - Contract Carpet Cleaning & Dye	873	0	582	582	524	2,736	2,038	3,726	815	349	349	699	13,275
p656003 - Contract Painting-Interior	7,371	0	4,914	4,914	4,422	23,094	17,198	31,448	6,879	2,948	2,948	5,896	112,032
p656101 - Drapery/Miniblinds Repairs	91	91	91	91	91	91	91	91	91	91	91	91	1,098

Page 2 of 6

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

Report Name: P_OS_BudDet_Stnd
Application: _RnRep
Run Date: January 25,2011 10:26:40

User: DMcclure

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008637 - Colony at Kenilworth
For the 12 Months January - December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
p656102 - Painting Supplies	1,478	0	985	985	887	4,631	3,449	6,306	1,379	591	591	1,182	22,465
p656107 - Resurface Kitchen & Bath	19	19	19	19	19	19	19	19	19	19	19	19	232
Turnover Expense	**11,569**	**111**	**7,749**	**7,749**	**6,986**	**36,012**	**26,846**	**48,997**	**10,805**	**4,694**	**4,694**	**9,277**	**175,488**
p651500 - Cleaning Supplies	221	221	221	221	221	221	221	221	221	221	221	221	2,650
p652000 - Exterminating Suppl	7	7	7	7	7	7	7	7	7	7	7	7	87
p653600 - Landscaping Supplies	28	28	28	28	28	28	28	28	28	28	28	28	333
p654101 - Electrical Supplies	717	717	717	717	717	717	717	717	717	717	717	717	8,601
p654102 - Plumbing Supplies	909	909	909	909	909	909	909	909	909	909	909	909	10,908
p654103 - Appliance Parts	397	397	397	397	397	397	397	397	397	397	397	397	4,763
Repairs & Maint - Supplies	**2,279**	**2,279**	**2,279**	**2,279**	**2,279**	**2,279**	**2,279**	**2,279**	**2,279**	**2,279**	**2,279**	**2,279**	**27,342**
p632924 - Recreation Equipment Maint	50	50	50	50	50	50	50	50	50	50	50	50	596
p654601 - Hvac Parts & Supplies	867	827	781	1,041	1,388	1,532	1,648	1,648	1,388	983	896	896	13,897
p657000 - Equipment/Vehicle Expense	175	175	175	175	175	175	175	175	175	175	175	175	2,100
Repairs & Maint - Equipment	**1,092**	**1,052**	**1,006**	**1,266**	**1,613**	**1,757**	**1,873**	**1,873**	**1,613**	**1,208**	**1,121**	**1,121**	**16,592**
p654004 - Handyman - Other Materials	1	1	1	1	1	1	1	1	1	0	0	0	9
p654199 - Other Maintenance Materials	504	504	504	504	504	504	504	504	504	504	504	504	6,045
Repairs & Maint - Materials	**505**	**505**	**505**	**505**	**505**	**505**	**505**	**505**	**505**	**504**	**504**	**504**	**6,054**
p654205 - Interior Building Improvements	696	696	696	696	696	696	696	696	696	696	696	696	8,356
p654206 - Exterior Building Improvements	132	132	132	132	132	132	132	132	132	132	132	132	1,582
p656000 - Parking Lot Cleaning & Maint	9	9	9	9	9	9	9	9	9	9	9	9	103
Repairs & Maint - Building	**837**	**837**	**837**	**837**	**837**	**837**	**837**	**837**	**837**	**837**	**837**	**837**	**10,041**
p654125 - Water Extraction	340	340	340	340	340	340	340	340	340	340	340	340	4,086
p617600 - Window & Glass Repair	121	121	121	121	121	121	121	121	121	121	121	121	1,455
p652300 - Gas/Oil/Mileage	71	71	71	71	71	71	71	71	71	71	71	71	851
p654105 - Plumbing Fixtures/Repairs	589	589	589	589	589	589	589	589	589	589	589	589	7,074
p654109 - Window Replacement	275	275	275	275	275	275	275	275	275	275	275	275	3,300
p654120 - Keys and Locks	383	383	383	383	383	383	383	383	383	383	383	383	4,594
p654201 - Roof Repairs	73	73	73	73	73	73	73	73	73	73	73	73	873
p654209 - Sewer Repairs	68	68	68	68	68	68	68	68	68	68	68	68	820
p654903 - Doors	125	125	125	125	125	125	125	125	125	125	125	125	1,495
p655200 - R&M Rebate - MRO	(75)	(75)	(75)	(75)	(75)	(75)	(75)	(75)	(75)	(75)	(75)	(75)	(895)
p655201 - R&M Rebate - Other	0	0	0	0	0	0	0	0	0	0	0	0	3
p656005 - Light Bulbs	285	285	285	285	285	285	285	285	285	285	285	285	3,416
p656300 - Misc.	3	3	3	3	3	3	3	3	3	3	3	3	40
p688129 - Laundry Expenses	39	39	37	51	19	101	101	101	101	101	101	101	889
Repairs & Maint - Other	**2,298**	**2,298**	**2,297**	**2,310**	**2,278**	**2,360**	**2,360**	**2,360**	**2,360**	**2,360**	**2,360**	**2,360**	**28,001**
Repairs & Maintenance	**7,011**	**6,970**	**6,922**	**7,196**	**7,511**	**7,737**	**7,853**	**7,853**	**7,592**	**7,187**	**7,100**	**7,100**	**88,031**
p615600 - Fire Protection	35	35	35	35	35	35	35	35	35	35	35	35	424
p618601 - Cleaning Supplies	1	1	1	1	1	1	1	1	1	1	1	1	17
p619300 - Lease - Equipment	486	486	486	486	486	486	486	486	486	486	486	486	5,831
Common Area Expense	**523**	**523**	**523**	**523**	**523**	**523**	**523**	**523**	**523**	**523**	**523**	**523**	**6,272**
p621020 - National Web Advertising	1,828	1,828	1,828	1,828	1,828	1,828	1,828	1,828	1,828	1,828	1,828	1,828	21,934
p621021 - AIMCO Web Site	637	667	702	531	528	673	599	598	679	540	654	645	7,453
p621025 - Contact Center Web Sales	268	268	268	268	268	268	268	268	268	268	268	268	3,213
Mktg - Advertising	**2,732**	**2,763**	**2,798**	**2,626**	**2,624**	**2,769**	**2,694**	**2,694**	**2,774**	**2,636**	**2,750**	**2,740**	**32,600**
p625008 - Resident Referral Concessions	265	297	130	113	17	101	152	304	200	151	49	49	1,830
p625012 - Referral Fee Amortization	583	(157)	(296)	475	12	(213)	(27)	(690)	(613)	395	647	334	449
p625025 - Local Locator Fees	200	200	300	200	200	300	200	200	300	200	200	300	2,800
Mktg - Apart Brokers	**1,049**	**341**	**134**	**789**	**229**	**188**	**325**	**(186)**	**(113)**	**746**	**896**	**683**	**5,079**
p611100 - Marketing Phone Services	90	0	0	90	0	0	90	0	0	90	0	0	360
p621007 - Brochures - New Leases	1,220	47	0	0	0	203	0	0	0	100	0	0	1,569
p621013 - Leasing Promotions	150	150	150	150	150	150	150	150	150	150	150	150	1,794
p625000 - Signage	0	0	150	0	0	150	0	0	150	0	0	150	600
Mktg - Point of Sale	**1,460**	**196**	**300**	**240**	**150**	**502**	**240**	**150**	**300**	**340**	**150**	**300**	**4,323**
p621015 - Resident Relations	119	119	119	119	119	119	119	119	119	119	119	119	1,424
p621050 - Renewal/Resident Gift Expense	60	60	60	60	60	60	60	60	60	60	60	60	720
p625101 - Resident Functions	29	29	29	29	29	29	29	29	29	29	29	29	351
Mktg - Retention	**208**	**208**	**208**	**208**	**208**	**208**	**208**	**208**	**208**	**208**	**208**	**208**	**2,495**
Marketing Expenses	**5,449**	**3,508**	**3,439**	**3,862**	**3,211**	**3,667**	**3,466**	**2,865**	**3,169**	**3,929**	**4,003**	**3,931**	**44,497**

Page 3 of 6

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

Report Name: P_OS_BudDet_Stnd
Application: _RnRep
RunDate: January 25,2011 10:26:40

User: DMcclure

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008637 - Colony at Kenilworth
For the 12 Months January - December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
pl629002 - Phone Sales	2,280	2,063	2,279	2,118	2,339	2,545	2,415	2,335	2,346	2,027	1,962	2,122	26,830
pl636000 - Wired Telco Services	784	784	784	784	784	784	784	784	784	784	784	784	9,412
Telephone Expense	**3,064**	**2,847**	**3,063**	**2,903**	**3,134**	**3,329**	**3,199**	**3,119**	**3,130**	**2,811**	**2,746**	**2,906**	**36,242**
pl631100 - Office Supplies	602	602	602	602	602	602	602	602	602	602	602	602	7,222
pl631101 - Office Equipment	254	254	254	254	254	254	254	254	254	254	254	254	3,051
pl639005 - Furniture Exp (Office/Clubh)	208	208	208	208	208	208	208	208	208	208	208	208	2,492
Office Exp - Property	**1,064**	**1,064**	**1,064**	**1,064**	**1,064**	**1,064**	**1,064**	**1,064**	**1,064**	**1,064**	**1,064**	**1,064**	**12,764**
pl631104 - Applicant Screening	648	471	1,178	1,767	2,415	2,651	2,297	3,946	3,829	2,651	589	1,060	23,501
pl631108 - Credit Card Service Fees	878	878	878	878	878	878	878	878	878	878	878	878	10,535
Credit Expense	**1,526**	**1,349**	**2,056**	**2,645**	**3,293**	**3,528**	**3,175**	**4,824**	**4,706**	**3,528**	**1,467**	**1,938**	**34,036**
pl632800 - Administrative Support - Fees	93	105	101	87	87	101	89	89	102	89	89	103	1,135
pl634000 - Legal Fees	210	210	210	210	210	210	210	210	210	210	210	210	2,515
Professional Fees	**303**	**314**	**311**	**297**	**297**	**310**	**298**	**298**	**312**	**298**	**298**	**313**	**3,650**
pl639004 - Computer Maint & Supplies	357	357	357	357	357	357	3,120	3,120	3,120	3,120	3,120	3,120	20,858
pl656007 - Compliance Fees	63	63	63	63	63	63	63	63	63	63	63	63	756
Computer Expense	**420**	**420**	**420**	**420**	**420**	**420**	**3,183**	**3,183**	**3,183**	**3,183**	**3,183**	**3,183**	**21,614**
pl639011 - Training Materials	17	17	17	17	17	17	17	17	17	17	17	17	199
pl639015 - Corporate L & OD Charges	217	217	217	217	217	217	217	217	217	217	217	217	2,600
pl639020 - Meeting Costs	78	78	78	78	78	78	78	78	78	78	78	78	931
pl639030 - Travel Costs - Training	114	114	114	114	114	114	961	961	931	931	931	931	6,326
pl639031 - Travel Costs - Other	180	180	180	180	180	180	180	180	180	180	180	180	2,155
Training and Travel	**604**	**604**	**604**	**604**	**604**	**604**	**1,451**	**1,451**	**1,421**	**1,421**	**1,421**	**1,421**	**12,211**
pl617104 - Radios/Pagers	139	139	139	139	139	139	139	139	139	139	139	139	1,670
pl631102 - Bank Charges	157	157	157	157	157	157	157	157	157	157	157	157	1,883
pl631105 - Uniforms	325	325	325	325	325	325	325	325	325	325	325	325	3,898
pl631106 - Express Mail, Stamps	78	78	78	78	78	78	78	78	78	78	78	78	934
pl631111 - Resident Eviction/Separation	848	848	848	848	848	848	848	848	848	848	848	848	10,178
pl631112 - Office Supplies Rebates	0	0	0	0	0	0	0	0	0	0	0	0	(4)
pl632525 - HR-Personnel Costs	435	435	435	435	435	435	435	435	435	435	435	435	5,225
pl632918 - Answering Service	94	94	94	94	94	94	94	94	94	94	94	94	1,131
pl633400 - Temp Agency Help	3,366	3,450	3,587	798	9,764	8,225	10,004	4,995	4,743	0	0	0	48,933
pl639099 - Miscellaneous Administrative	(964)	(964)	(964)	(964)	(964)	(964)	(964)	(964)	(964)	(964)	(964)	(964)	(11,569)
pl655100 - Resident Prnt Platform	174	174	174	174	174	174	174	174	174	174	174	174	2,090
Admin Exp - Other	**4,683**	**4,736**	**4,874**	**2,088**	**11,081**	**9,812**	**11,290**	**6,281**	**6,029**	**1,286**	**1,286**	**1,286**	**64,369**
Admin Expenses	**11,633**	**11,334**	**12,391**	**10,016**	**19,891**	**18,766**	**23,661**	**20,220**	**19,845**	**13,592**	**11,465**	**12,111**	**184,886**
Controllable Operating Expenses	**106,069**	**85,264**	**102,687**	**100,780**	**112,635**	**184,494**	**180,948**	**159,443**	**140,134**	**104,677**	**99,178**	**102,016**	**1,418,315**
Controllable Net Op Inc	**281,518**	**303,262**	**278,552**	**282,828**	**271,997**	**211,330**	**216,422**	**231,315**	**220,697**	**267,522**	**273,527**	**263,718**	**3,122,689**
PROP OPS EXP - TAXES & INSURANCE													
pl671001 - Real Estate Taxes	42,917	42,917	42,917	42,917	42,917	42,917	42,917	42,917	42,917	42,917	42,917	42,917	515,002
pl671002 - Personal Property Tax	0	0	164	0	71	300	0	0	0	0	0	0	535
Real Estate & Pers Prop Tax	**42,917**	**42,917**	**43,080**	**42,917**	**42,988**	**43,217**	**42,917**	**42,917**	**42,917**	**42,917**	**42,917**	**42,917**	**515,537**
pl671900 - Business Licenses & Permits	0	0	0	0	0	0	0	0	0	0	17	0	17
pl671902 - Sales And Use Tax	1,106	17	18	18	17	17	90	18	16	34	17	18	1,385
Other Taxes & Fees - Prop	**1,106**	**17**	**18**	**18**	**17**	**17**	**90**	**18**	**16**	**34**	**35**	**18**	**1,402**
pl672000 - Hazard Insurance	6,383	6,383	6,224	6,224	6,224	6,224	6,224	6,224	6,224	6,224	6,224	6,224	75,004
pl672500 - General Liability Insurance	1,476	1,476	1,476	1,476	1,476	1,476	1,476	1,476	1,476	1,550	1,550	1,550	17,935
Net Hazard & GL Ins Premium	**7,859**	**7,859**	**7,700**	**7,700**	**7,700**	**7,700**	**7,700**	**7,700**	**7,700**	**7,774**	**7,774**	**7,774**	**92,939**
pl672100 - Crime/Fidelity Insurance	115	115	115	115	115	115	115	115	115	121	121	121	1,402
pl672900 - Umbrella Auto Flood & Other	367	367	367	367	367	367	367	367	367	385	385	385	4,456
Insurance - Prop	**482**	**482**	**482**	**482**	**482**	**482**	**482**	**482**	**482**	**506**	**506**	**506**	**5,858**
Taxes & Insurance	**52,365**	**51,275**	**51,280**	**51,117**	**51,187**	**51,416**	**51,189**	**51,117**	**51,115**	**51,231**	**51,232**	**51,214**	**615,737**
OTH NON-CONTROLLABLE OPERATING EXP													
pl632000 - Management Fees	19,379	19,426	19,062	19,180	19,231	18,291	18,369	19,538	18,042	18,610	18,635	19,287	227,050
420 - Prop Mgmt Exp - Consol	**19,379**	**19,426**	**19,062**	**19,180**	**19,231**	**18,291**	**18,369**	**19,538**	**18,042**	**18,610**	**18,635**	**19,287**	**227,050**

Page 4 of 6

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

Report Name: P_OS_BudDet_Stnd
Application: _FinRep
Run Date: January 25,2011 10:26:40

User: DWookie

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008637 - Colony at Kenilworth
For the 12 Months January - December Y2011

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
p615700 - Environmental Expenses	1,667	1,667	1,667	1,667	1,667	1,667	1,667	1,667	1,667	1,667	1,667	1,667	20,000
Noncontrollable - Property Upgrades	**1,667**	**1,667**	**1,667**	**1,667**	**1,667**	**1,667**	**1,667**	**1,667**	**1,667**	**1,667**	**1,667**	**1,667**	**20,000**
Management, Acctg & Oth Fees	**21,046**	**21,093**	**20,729**	**20,847**	**20,898**	**19,968**	**20,035**	**21,205**	**19,708**	**20,277**	**20,302**	**20,953**	**247,050**
Property Net Operating Income	**268,107**	**230,894**	**206,543**	**210,864**	**196,912**	**139,957**	**145,199**	**158,994**	**149,874**	**196,015**	**201,994**	**211,580**	**2,259,982**
p662500 - Deprec. - Buildings	36,093	36,093	36,093	36,093	36,093	36,093	35,465	35,465	35,465	35,465	35,420	35,325	429,165
p666000 - Deprec. - Furnishings	104,817	104,682	104,865	104,860	105,825	107,186	108,401	108,674	107,694	107,345	107,723	107,141	1,279,213
Property Depr & Amortization	**140,911**	**140,775**	**140,958**	**140,953**	**141,918**	**143,279**	**143,866**	**144,139**	**143,159**	**142,810**	**143,144**	**142,466**	**1,708,378**
p669510 - Deprec. - Non RE Assets	782	779	778	778	778	769	774	774	772	771	771	746	9,271
Prop Depr Exp-Non RE Assets	**782**	**779**	**778**	**778**	**778**	**769**	**774**	**774**	**772**	**771**	**771**	**746**	**9,271**
Noncontrollable Operating Exp	**215,103**	**213,922**	**213,746**	**213,695**	**214,780**	**215,422**	**215,864**	**217,234**	**214,754**	**215,089**	**215,448**	**215,380**	**2,580,436**
Total Operating Expenses	**321,172**	**299,106**	**316,433**	**314,474**	**327,406**	**369,915**	**366,812**	**376,878**	**354,868**	**319,766**	**314,626**	**317,306**	**3,998,781**
Operating Income	**66,415**	**89,340**	**64,806**	**69,133**	**57,216**	**(4,091)**	**559**	**14,081**	**5,943**	**52,434**	**59,080**	**68,338**	**542,254**
NON-OPERATING INCOME (EXPENSES)													
p546000 - GR Conc Interest Income	21	21	21	21	21	21	21	21	21	21	21	21	253
p549001 - Security Deposit Interest	21	21	21	21	21	21	21	21	21	21	21	21	254
p639001 - Security Deposit Interest	(118)	(118)	(118)	(118)	(118)	(118)	(118)	(118)	(118)	(118)	(118)	(118)	(1,420)
720 - Prop Interest Inc	**(76)**	**(76)**	**(76)**	**(76)**	**(76)**	**(76)**	**(76)**	**(76)**	**(76)**	**(76)**	**(76)**	**(76)**	**(914)**
p682001 - Int Exp. Secured Fixed 1st	(73,241)	(73,171)	(73,100)	(73,029)	(72,957)	(72,886)	(72,813)	(72,740)	(72,667)	(72,593)	(72,519)	(72,444)	(874,160)
p682002 - Int. Exp. Secured Fixed 2nd	(61,935)	(61,856)	(61,777)	(61,698)	(61,618)	(61,537)	(61,457)	(61,375)	(61,294)	(61,212)	(61,130)	(61,047)	(737,935)
800 - Prop Interest Exp - Mortgages	**(135,176)**	**(135,027)**	**(134,877)**	**(134,727)**	**(134,576)**	**(134,423)**	**(134,270)**	**(134,116)**	**(133,961)**	**(133,805)**	**(133,648)**	**(133,491)**	**(1,612,095)**
p639017 - Interest Expense - OTEF Loan	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	1,877	22,520
p916003 - Amort DLC 1st	(1,877)	(1,877)	(1,877)	(1,877)	(1,877)	(1,877)	(1,877)	(1,877)	(1,877)	(1,877)	(1,877)	(1,877)	(22,520)
p916023 - Amort DLC - Other	(1,359)	(1,359)	(1,359)	(1,359)	(1,359)	(1,359)	(1,359)	(1,359)	(1,359)	(1,359)	(1,359)	(1,359)	(16,308)
805 - Prop Interest Exp - Amort of Def Loan Costs	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(1,359)**	**(16,308)**
Prop Int Exp, Net of Cap Int	**(136,535)**	**(136,386)**	**(136,236)**	**(136,086)**	**(135,934)**	**(135,782)**	**(135,629)**	**(135,475)**	**(135,320)**	**(135,164)**	**(135,007)**	**(134,850)**	**(1,628,403)**
Total Non-Operating Inc(Exp)	**(136,611)**	**(136,462)**	**(136,312)**	**(136,162)**	**(136,010)**	**(135,858)**	**(135,705)**	**(135,551)**	**(135,396)**	**(135,240)**	**(135,084)**	**(134,926)**	**(1,629,317)**
Property Net Income (Loss)	**(70,196)**	**(47,122)**	**(71,506)**	**(67,029)**	**(78,794)**	**(139,949)**	**(135,146)**	**(121,470)**	**(129,453)**	**(82,807)**	**(77,004)**	**(66,588)**	**(1,087,063)**
CHANGE IN ASSETS													
p149425 - CI GP Supervision Fees	(1,079)	(191)	(847)	(839)	(2,114)	(2,139)	(2,066)	(1,245)	(791)	(710)	(1,244)	(1,045)	(14,311)
GP Fees CI	**(1,079)**	**(191)**	**(847)**	**(839)**	**(2,114)**	**(2,139)**	**(2,066)**	**(1,245)**	**(791)**	**(710)**	**(1,244)**	**(1,045)**	**(14,311)**
p179999 - Capital Improvement Allocation	(9,861)	(4,940)	(8,488)	(8,273)	(16,142)	(15,724)	(15,416)	(9,602)	(7,508)	(7,395)	(11,086)	(9,313)	(123,748)
Allocations CI	**(9,861)**	**(4,940)**	**(8,488)**	**(8,273)**	**(16,142)**	**(15,724)**	**(15,416)**	**(9,602)**	**(7,508)**	**(7,395)**	**(11,086)**	**(9,313)**	**(123,748)**
Capital Improv Alloc	**(10,940)**	**(5,131)**	**(9,336)**	**(9,112)**	**(18,256)**	**(17,863)**	**(17,482)**	**(10,847)**	**(8,299)**	**(8,105)**	**(12,330)**	**(10,358)**	**(138,058)**
p143005 - Plumbing Fixtures	(435)	0	(290)	(290)	(261)	(1,363)	(1,015)	(1,856)	(406)	(174)	(174)	(348)	(6,612)
p145699 - Cabinets	(315)	0	(210)	(210)	(189)	(987)	(735)	(1,344)	(294)	(126)	(126)	(252)	(4,788)
p146503 - Refrigerators	(2,415)	0	(1,513)	(1,513)	(1,362)	(7,113)	(5,297)	(9,686)	(2,119)	(908)	(908)	(1,816)	(34,650)
p146601 - Carpet - Unit	(6,870)	0	(4,580)	(4,580)	(4,122)	(21,526)	(16,030)	(29,312)	(6,412)	(2,748)	(2,748)	(5,496)	(104,424)
p146602 - Tile	(645)	0	(430)	(430)	(387)	(2,021)	(1,505)	(2,752)	(602)	(258)	(258)	(516)	(9,804)
p146603 - Vinyl	(1,230)	0	(820)	(820)	(738)	(3,854)	(2,870)	(5,248)	(1,148)	(492)	(492)	(984)	(18,696)
p149599 - Wall Covering	(2,427)	0	(1,618)	(1,618)	(1,456)	(7,604)	(5,663)	(10,355)	(2,265)	(971)	(971)	(1,942)	(36,889)
Turn Capital	**(14,337)**	**0**	**(9,461)**	**(9,461)**	**(8,515)**	**(44,468)**	**(33,115)**	**(60,553)**	**(13,246)**	**(5,677)**	**(5,677)**	**(11,354)**	**(215,864)**
p149898 - CI Allocation - Turns	1,471	0	921	900	791	4,031	2,928	5,219	1,112	464	451	877	19,166
Turn CI Alloc	**1,471**	**0**	**921**	**900**	**791**	**4,031**	**2,928**	**5,219**	**1,112**	**464**	**451**	**877**	**19,166**
Turn CR	**(12,866)**	**0**	**(8,540)**	**(8,562)**	**(7,724)**	**(40,437)**	**(30,187)**	**(55,333)**	**(12,134)**	**(5,213)**	**(5,226)**	**(10,476)**	**(196,698)**

Page 5 of 6

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

Report Name: P_OS_BudDet_Stmt
Application: _RnRep
RunDate: January 25,2011 10:26:40

Standard Property Operating Statement Budget Detail

Scenario: Budget Ledger: Actual Ledger
Entity: Entity Dept: NODEPT - No Dept
Prop008637 - Colony at Kenilworth
For the 12 Months January - December Y2011

User: DWoolure

	January	February	March	April	May	June	July	August	September	October	November	December	Annual Total
p142419 - Stair Treads & Handrails - Oth	(14,774)	(3,321)	(12,470)	(12,510)	(13,732)	(6,279)	(8,837)	(8,591)	(11,746)	(12,201)	(22,679)	(17,827)	(144,967)
p148620 - Security Equipment	0	0	0	0	(50,958)	(50,958)	(50,958)	0	0	0	0	0	(152,873)
Project Capital	**(14,774)**	**(3,321)**	**(12,470)**	**(12,510)**	**(64,689)**	**(57,237)**	**(59,795)**	**(8,591)**	**(11,746)**	**(12,201)**	**(22,679)**	**(17,827)**	**(297,840)**
p149999 - Capital Rep-CI allocation acct	5,725	1,273	4,728	4,691	13,302	10,229	10,847	3,078	4,160	4,270	7,843	6,091	76,239
Project CI Alloc	**5,725**	**1,273**	**4,728**	**4,691**	**13,302**	**10,229**	**10,847**	**3,078**	**4,160**	**4,270**	**7,843**	**6,091**	**76,239**
Project CR	**(9,049)**	**(2,048)**	**(7,742)**	**(7,819)**	**(51,387)**	**(47,008)**	**(48,948)**	**(5,513)**	**(7,586)**	**(7,931)**	**(14,836)**	**(11,736)**	**(221,602)**
p149901 - CapX - Cap Payroll	(10,779)	(9,567)	(11,021)	(10,539)	(10,642)	(10,439)	(11,066)	(10,868)	(10,600)	(10,048)	(9,544)	(9,817)	(124,931)
Payroll Capital	**(10,779)**	**(9,567)**	**(11,021)**	**(10,539)**	**(10,642)**	**(10,439)**	**(11,066)**	**(10,868)**	**(10,600)**	**(10,048)**	**(9,544)**	**(9,817)**	**(124,931)**
p149997 - CI Allocation - Labor	2,665	3,667	2,839	2,682	2,049	1,464	1,641	1,304	2,236	2,661	2,792	2,344	28,343
Payroll CI Alloc	**2,665**	**3,667**	**2,839**	**2,682**	**2,049**	**1,464**	**1,641**	**1,304**	**2,236**	**2,661**	**2,792**	**2,344**	**28,343**
CR Cap Payroll	**(8,115)**	**(5,900)**	**(8,182)**	**(7,857)**	**(8,593)**	**(8,975)**	**(9,426)**	**(9,564)**	**(8,364)**	**(7,387)**	**(6,752)**	**(7,473)**	**(96,588)**
p149525 - Capitalized GP Supervision Fee	(2,911)	0	0	0	0	(8,867)	(13,117)	(11,870)	(9,127)	(2,958)	(1,972)	(3,009)	(53,830)
GP Fees CR	**(2,911)**	**0**	**0**	**0**	**0**	**(8,867)**	**(13,117)**	**(11,870)**	**(9,127)**	**(2,958)**	**(1,972)**	**(3,009)**	**(53,830)**
Total Turn and Project CR	**(32,941)**	**(7,948)**	**(24,465)**	**(24,238)**	**(67,708)**	**(105,287)**	**(101,677)**	**(82,280)**	**(37,216)**	**(23,468)**	**(28,788)**	**(32,694)**	**(568,717)**
p144100 - Office Computers	0	0	0	0	0	0	(825)	0	0	0	0	0	(825)
Non RE Depreciable Assets	**0**	**0**	**0**	**0**	**0**	**0**	**(825)**	**0**	**0**	**0**	**0**	**0**	**(825)**
CHANGE IN LIABILITIES													
p232001 - Principal 1st Mortgage	(11,185)	(11,256)	(11,327)	(11,399)	(11,471)	(11,543)	(11,616)	(11,689)	(11,763)	(11,837)	(11,912)	(11,987)	(138,985)
p232101 - Principal 2nd Mortgage	(16,018)	(16,097)	(16,177)	(16,257)	(16,337)	(16,418)	(16,499)	(16,581)	(16,663)	(16,745)	(16,828)	(16,911)	(197,531)
265 - Secured Notes Payable	**(27,203)**	**(27,353)**	**(27,504)**	**(27,656)**	**(27,808)**	**(27,961)**	**(28,115)**	**(28,270)**	**(28,426)**	**(28,582)**	**(28,740)**	**(28,898)**	**(336,516)**
CHANGE IN EQUITY													

Page 6 of 6

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
SUBJECT SITE AND FLOOR PLANS
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

The Colony
AT KENILWORTH
Key
FITNESS/OFFICE
1 BEDROOM
2 BEDROOM
3 BEDROOM
LAUNDRY
PAINT
GARAGE
DOG WALK
KENILWORTH ROAD
GALLITON LANE
CASTLEGATE CT
BONROCK CT
GRUMBOLD LANE
EASTMOOR LN
LYRIC CT
MUSTONE CT
RIORDAN TERRACE
BRIDGEMAN TERRACE
CHARING TERRACE
DANHURST CT
CUYLER CT
RUSHMORE CT
CLYBOURNE CT
DANFORTH CT
FITNESS
EQUAL HOUSING OPPORTUNITY

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

FLOOR PLANS: ONE / TWO BEDROOM

BORDEAUX
1 Bed 1 Bath,
736 sq ft

BATH
KITCHEN
DINING ROOM
8 X 20
LIVING ROOM
15 x 15
BEDROOM
12 x 14
PATIO
PATIO

BORDEAUX DELUXE
1 Bed 1 Bath,
756 sq ft

BATH
KITCHEN
DINING ROOM
8 X 20
BEDROOM
12 x 14
LIVING ROOM
15 x 15
PATIO
PATIO

SAVOY
2 Bed 1.5 Bath,
880 sq ft

PATIO/BALCONY
DINING ROOM
8 X 10
KITCHEN
LIVING ROOM
18 X 11
BEDROOM
13 X 11
BATH
BEDROOM
12 X 13
BATH

PARISIAN
2 Bed 1 Bath,
900 sq ft

PATIO
DINING ROOM
KITCHEN
BATH
LIVING ROOM
12 X 10
PATIO
BEDROOM
12 x 13
BATH
BEDROOM
11 x 12

Floor plans are artist's renderings and actual plans may differ from drawings. All room dimensions are approximations only.

COLONY AT KENILWORTH | 1 BONROCK CT | TOWSON, MD 21204 | T: 410.823.1992 | WWW.COLONYATKENILWORTHAPTS.COM

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda

FLOOR PLANS: TWO / THREE BEDROOM

PARISIAN DELUXE

2 Bed 1.5 Bath, 910 sq ft

PATIO
DINING ROOM
KITCHEN
LIVING ROOM
12 X 10
UP
PATIO
BEDROOM
12 x 13
BATH
BEDROOM
11 x 12

NICE

3 Bed 1.5 Bath, 1126 sq ft

BEDROOM
12 x 15
BATH
BATH
BEDROOM
10 x 12
KITCHEN
DEN
10 x 12
PATIO
DINING ROOM
11 x 13
LIVING ROOM
13 x 22
PATIO
PATIO

CHAMPAGNE

3 Bed 2 Bath, 1210 sq ft

FIRST FLOOR
KITCHEN
LIVING ROOM
24 X 30
PATIO
SECOND FLOOR
BATH
BEDROOM
12 X 13
BEDROOM
12 X 13
THIRD FLOOR
BALCONY
BEDROOM
11 X 12
BATH

CHAMPAGNE DELUXE

3 Bed 2.5 Bath, 1210 sq ft

FIRST FLOOR
KITCHEN
LIVING ROOM
24 X 30
PATIO
SECOND FLOOR
BATH
BEDROOM
12 X 13
BEDROOM
12 X 13
THIRD FLOOR
BALCONY
BEDROOM
11 X 12
BATH

Floor plans are artist's renderings and actual plans may differ from drawings. All room dimensions are approximations only.

COLONY AT KENILWORTH | 1 BONROCK CT | TOWSON, MD 21204 | T: 410.823.1992 | WWW.COLONYATKENILWORTHAPTS.COM

KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
QUALIFICATIONS OF THE APPRAISER
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
PROFESSIONAL QUALIFICATIONS
TERENCETENER, MAI, ASA
MANAGING PARTNER

EXPERIENCE	Mr. Tener is a founding principal of KTR Real Estate Advisors LLC. Over the course of his career, Mr. Tener has appraised many prominent commercial properties, including the GM Building, 101 Park Avenue, 500 Park Avenue, 410 Park Avenue, 437 Madison Avenue, 475 Fifth Avenue, the Seagrams Building, 900 Third Avenue, Park Avenue Plaza and the Lever House. In addition, Mr. Tener has served as an expert witness in various federal and state courts including New York, New Jersey, Connecticut and Delaware. He has also valued such notable residential and mixed-use properties as CitiSpire, Metropolitan Tower and River Tower. He has been responsible for the valuation of hotels throughout the United States, including the New York Hilton, Washington Hilton, Pittsburgh Hilton, the American Stanhope and a chain of hotels located in Mexico, owned by Groupo Situr. In addition, Mr. Tener has consulted on the valuation of numerous retail properties, including the Smithaven Mall, Herald Center, Sony Entertainment Center in San Francisco and 730 North Michigan Avenue.

LICENSES	Connecticut Certified General Appraiser
Massachusetts Certified General Appraiser
Missouri Certified General Appraiser
New Hampshire Certified General Appraiser
New Jersey Certified General Appraiser
New York Certified General Appraiser
Vermont Certified General Appraiser
Wyoming Certified General Appraiser
New York Real Estate Broker

MEMBERSHIPS	Appraisal Institute – MAI Designation since 1978
American Society of Appraisers (ASA) – Senior Member and former member of the Board of Governors for the NY Chapter
MBA of New York – Board of Governors
Real Estate Board of New York – Appraisal Committee
National Association of Real Estate Fiduciaries
Long Island Board of Realtors
International Council of Shopping Centers (ICSC)
Mortgage Bankers Association of America
Young Mortgage Bankers Association
Appraisal Institute Metropolitan New York Chapter – Admissions Committee and Ethics Committee
Appraisal Journal Review Committee
New York’s East Side Association – Former director
Cardinal’s Committee of the Archdiocese of New York
KTR Real Estate Advisors, LLC

Colony at Kenilworth	June 3, 2011
Towson, MD	Addenda
PROFESSIONAL QUALIFICATIONS
THOMAS J. TENER
MANAGING PARTNER

EXPERIENCE	Mr. Tener is a founding principal of KTR Real Estate Advisors LLC. He has more than 20 years of broad based experience as a real estate professional, including appraisal, physical condition assessments, environmental site assessments, construction, development, brokerage, property management and receivership. Prior to forming KTR, Mr. Tener was the Chief Operating Officer of a national full service commercial due diligence firm. Under his direction, this firm provided appraisal, environmental, engineering and construction consultation on thousands for investment grade properties annually. Mr. Tener has extensive experience in appraisal, including such unique properties as the former Shoreham Nuclear power plant, the Perimeter Center in Atlanta, GA and numerous trophy office buildings. Mr. Tener has been a guest lecturer and panel member on various appraisal and due diligence topics.

LICENSES	New York Certified General Appraiser #46000033225 New York Real Estate Broker USCG — Third Assistant Engineer Receiver NYS Supreme Court

MEMBERSHIPS	Appraisal Institute — Associate Member
Association of Real Estate Women
MBA of New York
National Association of Real Estate Fiduciaries
Mortgage Bankers Association of America
Young Mortgage Bankers Association
ASTM International

EDUCATION	United States Merchant Marine Academy, Kings Point, NY
s BS Marine Engineering
s BS Mechanical Engineering and Thermal Systems Design
KTR Real Estate Advisors, LLC